UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

CHIRON CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 7, 2005

Dear CHIRON CORPORATION STOCKHOLDER:

Please join us for the 2005 Annual Meeting of Stockholders of Chiron Corporation. The meeting will be held Wednesday, May 25, 2005, at 3:00 p.m. in the auditorium at our headquarters, located at 1450 53rd Street, Emeryville, California, 94608.

At this year’s annual meeting, we will ask our stockholders to elect four directors, ratify the appointment of Ernst & Young LLP as Chiron’s independent auditors for the fiscal year ending December 31, 2005, and transact any other business that may properly come before the meeting. If you owned shares of Chiron common stock at the close of business Monday, March 28, 2005, you will be entitled to notice of, and to vote at, the annual meeting.

Additional information about the items of business to be discussed at our annual meeting is given in the attached Notice of Annual Meeting and Proxy Statement. We also include in this package Chiron’s 2004 annual report in summary form, with my letter to stockholders, selected financial data and highlights of Chiron’s operations. This summary report is combined with our annual report on Form 10-K for the year ended December 31, 2004, which contains Chiron’s audited consolidated financial statements.

The proxy statement is a critical element of Chiron’s corporate governance process. The purpose of this statement is to give you important information regarding Chiron’s board of directors and senior management. This statement also describes the steps we have taken to promote and protect your interests as stockholders.

I urge you to carefully review the proxy materials and to vote FOR the director nominees and FOR ratification of the appointment of Ernst & Young LLP as Chiron’s independent auditors.

On behalf of the management and directors of Chiron, I want to thank you for your continued support and confidence in Chiron. We look forward to seeing you at the annual meeting.

Sincerely,

Howard H. Pien
Chairman of the Board and Chief Executive Officer

CHIRON CORPORATION
4560 Horton Street
Emeryville, California 94608
(510) 655-8730
Corporate Internet Site: www.chiron.com

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

The 2005 Annual Meeting of Stockholders of Chiron Corporation will be held on Wednesday, May 25, 2005, at 3:00 p.m. at 1450 53rd Street, Emeryville, California 94608.

The purposes of the meeting are:

(1)          To elect four directors to serve for the term indicated and until their successors have been elected;

(2)          To ratify the appointment of Ernst & Young LLP as Chiron’s independent auditors for the fiscal year ending December 31, 2005; and

(3)          To transact any other business that may properly come before the meeting and any and all adjournments or postponements thereof.

Stockholders who owned shares of our common stock at the close of business on Monday, March 28, 2005 are entitled to notice of, attend and vote at the meeting and any and all adjournments or postponements of that meeting. We will have available a complete list of the stockholders of record for your inspection, during normal business hours, at 4560 Horton Street, Emeryville, California 94608 ten days prior to the meeting. You may examine the list for any legally valid purpose related to the meeting. Regardless of whether you plan to attend the meeting, please vote by signing, dating and returning the enclosed proxy card in the accompanying reply envelope, or vote electronically over the Internet or by telephone. Voting in these ways will not prevent you from voting in person at the meeting. If you received your proxy materials over the Internet, you will not receive a proxy card in the mail. If your shares are held in a bank or brokerage account and you did not receive the proxy materials electronically, you may be able to vote your proxy over the Internet or by telephone. For specific instructions, please refer to the information provided with your proxy card and described on page 1.

If you plan to attend the meeting, you will need an admission ticket or proof of ownership to enter the meeting. For specific instructions, please refer to the information provided with your proxy card and described on page 3.

Live audio of the Annual Meeting will be web cast and available online for three days after the date of the meeting at www.chiron.com/webcast. An archived copy of the web cast also will be available on our website through the first week of June.

By ORDER OF THE BOARD OF DIRECTORS

Ursula B. Bartels
Vice President,
General Counsel and Secretary
Emeryville, California
April 7, 2005

PROXY STATEMENT
TABLE OF CONTENTS

i

ii

PROXY STATEMENT

GENERAL INFORMATION

The enclosed proxy is solicited on behalf of the Board of Directors of Chiron Corporation, a Delaware corporation, for use at Chiron’s 2005 Annual Meeting of Stockholders, and at any and all adjournments or postponements of that meeting. The annual meeting will be held at 3:00 p.m. on Wednesday, May 25, 2005 in the auditorium at our headquarters located at 1450 53rd Street, Emeryville, California 94608. Chiron’s principal executive offices are located at 4560 Horton Street, Emeryville, California 94608.

This proxy statement contains important information concerning the annual meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote and voting procedures. Chiron’s Board of Directors is sending this proxy statement and accompanying materials on or about April 7, 2005 to all stockholders of Chiron as of March 28, 2005 (referred to as the “record date”). If you owned shares of Chiron’s common stock at the close of business on March 28, 2005, you are considered a “stockholder of record” and you are entitled to notice of, attend and vote at the annual meeting. On the record date, there were 187,298,093 shares of Chiron’s common stock issued and outstanding.

Voting Rights and Proposals

As a stockholder of Chiron, you have a right to vote on certain matters affecting Chiron. You are entitled to one vote for each share of Chiron’s common stock you owned at the close of business on the record date of March 28, 2005. You may not cumulate your votes for any of the proposals to be presented at the meeting.

You are being asked to vote on the following proposals which will be presented at the annual meeting:

•        The election of the four named nominees for director;

•        The ratification of the appointment of Ernst & Young LLP as Chiron’s independent auditors for the fiscal year ending December 31, 2005; and

•        Any other matters properly brought before the annual meeting.

Open Enrollment Site

You may enroll now for electronic delivery of proxy materials on Chiron’s website and help Chiron lower its printing and postage costs. In conjunction with ADP Investor Communication Services, a division of Automatic Data Processing’s Brokerage Services Group, we created a website referred to as “Chiron’s Electronic Delivery and Voting Enrollment Site”. A link to the website is located at www.chiron.com/investors/shareholder. If you enroll, we will deliver Chiron’s proxy materials to you over the Internet, and we will no longer send paper copies of these documents. This will continue until you notify us otherwise. To enroll, please follow the easy directions on the website. For those of you who enrolled last year, you may access this year’s proxy statement, Annual Report to Stockholders and Annual Report on Form 10-K (which contains our audited consolidated financial statements) over the Internet, and vote on the Internet by following the prompts.

Beginning in 2005, current Chiron employees who hold stock through the Chiron employee stock purchase program will be automatically enrolled for electronic delivery of proxy materials. Proxy materials will be delivered directly to these employees’ Chiron e-mail addresses. Employees who do not have access to a computer or who do not regularly access the Chiron e-mail system in the course of performing their job duties may use computer kiosks available at the Company or may request hard copies of proxy materials by calling (510) 923-6050.

Householding

The Securities and Exchange Commission, or SEC, has issued rules regarding the delivery of single copies of certain stockholder documents to more than one stockholder residing in the same household. Currently, Chiron mails its proxy statement, Annual Report to Stockholders and Annual Report on Form 10-K in separate envelopes to each person residing at the same address, unless you consented last year to “householding”. If you consented last year to “householding”, Chiron is permitted to mail a single copy of each of these documents in one envelope to all stockholders residing at the same address, if certain conditions are met.

Chiron intends to household all proxy statements and annual reports to be mailed to stockholders, beginning after the annual meeting.

If you consent to the householding of your annual reports and proxy statements, you do not need to do anything; your consent will be effective 60 days after the mailing of this notice. If you choose not to household your annual reports and proxy statements, you should check the box on the proxy card.

Your consent will remain in effect until you revoke it. If you decide to revoke your consent to household at some future date, you must send a written request with your name, Social Security Number and address to Chiron Corporation, Attention: Corporate Secretary, 4560 Horton Street, M/S R-422, Emeryville, California 94608. We will begin sending separate copies to you within 30 days of receipt of your revocation.

Methods of Voting

You may vote by mail, by telephone, over the Internet or in person at the annual meeting as discussed below. Your shares will be voted in accordance with your instructions. If you do not provide voting instructions, the persons named as your proxies will vote your shares FOR the four named nominees for directors, FOR ratification of the appointment of Ernst & Young LLP as Chiron’s independent auditors and at their discretion as to other matters that may properly come before the annual meeting.

Voting by Mail.   To vote by mail, mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. If you wish to receive future proxy statements and annual reports over the Internet, check the box provided on the card.

If you sign the proxy card, but do not specify how you want your shares to be voted, your shares will be voted by the individuals named on the proxy card (known as “proxies” or “proxy holders”).

We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted if you later decide not to attend or are unable to attend the meeting. If you received more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting by Telephone.   To vote by telephone through services provided by ADP Investor Communication Services, please call the phone number printed on your proxy card or contained in the voting instruction form emailed to you, and follow the instructions.

If you vote by telephone, you do not need to complete and mail your proxy card.

If you hold your shares through a bank or broker, your ability to vote by telephone depends on the voting processes of your bank or broker. Please follow the instructions on your proxy card carefully.

Voting over the Internet.   To vote over the Internet through services provided by ADP Investor Communication Services, log on to the Internet at www.proxyvote.com and follow the instructions at that site. A link to that site is also provided from Chiron’s website at www.chiron.com/investors/shareholder.

If you vote on the Internet, you do not need to complete and mail your proxy card.

If you hold your shares through a bank or broker, your ability to vote over the Internet depends on the voting processes of your bank or broker. Please follow the instructions on your proxy card carefully.

Voting in Person at the Annual Meeting.   If you plan to attend the meeting and vote in person, we will provide you with a ballot at the annual meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the meeting.

If your shares are held in the name of a bank, broker or other holder of record or nominee, you are considered the “beneficial owner” of shares held in street name. If you wish to vote at the meeting, you will need to bring with you to the meeting a legal proxy from your broker or other nominee authorizing you to vote such shares, and a copy of your brokerage statement or other proof of ownership, or you may request an admission ticket in advance, as described below.

Annual Meeting Admission

Either an admission ticket or proof of ownership of Chiron common stock, as well as a form of personal identification, must be presented in order to be admitted to the annual meeting. If you are a stockholder of record, your admission ticket is attached to your proxy card.

If your shares are held in the name of a bank, broker or other holder of record, and you plan to attend the annual meeting, you must present proof of your ownership of Chiron common stock, such as a bank or brokerage account statement or other proof of ownership, to be admitted to the meeting, or you may request an admission ticket in advance. If you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of Chiron common stock, to:

Chiron Corporation
Investor Relations
4560 Horton Street, M/S R-175
Emeryville, California 94608

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the annual meeting.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the annual meeting. In order to do this, you must:

•        Provide written notice of the revocation to Chiron’s Corporate Secretary at 4560 Horton Street, M/S R-422, Emeryville, California 94608, before the annual meeting;

•        Sign and return another proxy bearing a later date; or

•        Attend the annual meeting and vote in person.

Attending the annual meeting will not, by itself, revoke your proxy.

Quorum Requirement

A quorum, which is a majority of the outstanding shares of Chiron’s common stock entitled to vote as of the record date, must be present, in person or by proxy, in order to hold the annual meeting and to conduct business. As of the close of business on the record date, Chiron had 187,298,093 shares of common stock outstanding and entitled to vote at the annual meeting. Your shares are counted as being present at the meeting if you appear in person at the meeting or if you vote your shares on the Internet, by telephone or by submitting a properly executed proxy card. If any broker non-votes (as described below) are present at the meeting, they will be counted as present for the purposes of determining a quorum but will not affect voting results.

Votes Required for Each Proposal

The vote required and the method of calculation for the proposals to be considered at the annual meeting are as follows:

Item 1—Election of Directors.   The four nominees receiving the highest number of votes, in person or by proxy, will be elected as directors.

You may vote “For” the nominees for the election of directors or you may “Withhold” your vote with respect to one or more nominees. If you return a proxy card that withholds your vote from the election of all directors, your shares will be counted as present for the purpose of determining a quorum but will not be counted in the vote on any director and will have no effect on the outcome of this matter.

Item 2—Ratification of Appointment of Ernst & Young LLP as Chiron’s Independent Auditors.   Ratification of the appointment of Chiron’s independent auditors requires the affirmative vote of a majority of the shares present at the meeting, in person or by proxy and voting on the matter.

You may vote “For”, “Against”, or “Abstain” from the proposal to ratify the appointment of Ernst & Young LLP as Chiron’s independent auditors. If you return a proxy card that indicates an abstention from voting on the proposal to ratify the appointment of Ernst & Young LLP as Chiron’s independent auditors, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on this matter at the meeting and will have no effect on the outcome of this matter.

Broker Non-Votes; Tabulation of Votes

If you are the beneficial owner of your shares of Chiron’s common stock, but do not hold the shares in your name, the bank or brokerage firm that holds your shares has the authority to vote your shares on certain discretionary matters in the event you do not provide your broker with instructions. Whether or not your broker votes your shares, they will be included in the number of shares present for the purpose of determining a quorum.

Proposals 1 and 2 at this annual meeting are discretionary matters. Consequently, if you do not give a proxy to vote your shares, your bank or brokerage firm may either leave your shares unvoted or vote your shares on these discretionary matters.

The Board of Directors has appointed an inspector of elections who will tabulate the votes for the annual meeting. Affirmative votes, negative votes, abstentions and broker non-votes will be separately tabulated.

Voting of Shares held by Novartis AG

Chiron has an alliance with Novartis AG, or Novartis, a global life sciences company headquartered in Basel, Switzerland. In November 1994, Chiron entered into an agreement with Novartis, the Governance Agreement, pursuant to which Novartis may, among other things, currently designate three candidates to be nominated to Chiron’s Board of Directors. So long as Chiron’s Board has the required number of directors designated by Novartis, Novartis has agreed to: (1) be present to establish a quorum at stockholder meetings relating to election of directors and (2) vote all of its shares of common stock in favor of any nominee selected in accordance with the Governance Agreement. Chiron believes that Novartis will vote all of its shares FOR each of the four named nominees described below under “Proposal 1—Election of Directors” and FOR ratification of the appointment of Ernst & Young LLP as the company’s independent auditors for the year ended December 31, 2005, described below under “Proposal 2—Ratification of Appointment of Independent Auditors”. Novartis holds approximately 42% of our outstanding common stock as of March 1, 2005.

Please read the section entitled “Certain Relationships and Related Transactions” to learn more about our relationship with Novartis.

Voting Results

Final voting results will be announced at the meeting and will be published in Chiron’s Quarterly Report on Form 10-Q for the second quarter ending June 30, 2005, filed with the SEC. After the report is filed, you may obtain a copy by:

•        Visiting our website at www.chiron.com/investors/secfilings;

•        Contacting our Investor Relations department at 1-510-923-6050; or

•        Viewing our Form 10-Q for the second quarter of fiscal 2005 on the SEC’s website at www.sec.gov.

Proxy Solicitation Costs

Chiron will bear the entire costs of the preparation, assembly, printing and mailing of these proxy materials, including creation of the websites to enable our stockholders to vote electronically over the Internet and receive materials electronically. We will furnish copies of the solicitation materials to banks, brokerage houses, custodians, nominees and fiduciaries who hold shares of Chiron’s common stock in their names, which you beneficially own, so that they may forward them to you as the “beneficial owner”. Chiron will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials. Certain officers, directors and regular employees of Chiron may solicit proxies by telephone, facsimile or in person. Those persons will not receive any extra compensation for their services.

CORPORATE GOVERNANCE MATTERS

Good corporate governance is essential to the proper functioning of a board of directors and a company. Chiron is committed to sound and effective corporate governance practices. In recent years, Chiron has taken a number of steps to enhance such commitment in compliance with governance standards mandated by Nasdaq and the SEC. Among other things:

•        Our Board of Directors has adopted principles of corporate governance (the “Corporate Governance Guidelines”) to promote the functioning of the Board and its committees, promote the interests of Chiron’s stockholders and guide the Board’s actions with respect to composition of the Board, Board operational procedures, its standing committees and procedures for appointment of its members. In May 2004, the Board, acting upon management’s recommendation, determined that in situations where a single individual serves as the Chief Executive Officer and Chairperson of the Board, as is the case with Howard H. Pien, it would be appropriate to appoint a presiding director from among the independent directors (“Presiding Director”), and amended Chiron’s Corporate Governance Guidelines to reflect that principle. Chiron believes that the Presiding Director position reinforces the appropriate balance of power between the CEO/Board Chair and the independent directors. The role of the Presiding Director further supports the ability of the independent directors to perform their oversight responsibilities and act independently of management. In May 2004, our independent directors appointed Mr. Lewis W. Coleman as Presiding Director. Our Corporate Governance Guidelines are available on our website at www.chiron.com/investors/governance.

•        Our Board of Directors has determined that all but one of the members of our Board of Directors are independent as defined under the rules of the Nasdaq Stock Market, Inc. Howard H. Pien, Chiron’s current Chief Executive Officer and Chairman of the Board, is the only member of our Board who is an employee.

•        Our Board of Directors has determined that all members of our Nominating and Corporate Governance Committee are independent as defined under the rules of Nasdaq. In 2003, we amended our Governance Agreement with Novartis to eliminate any role for members of management on that Committee. Lewis W. Coleman has served as chair of this committee since April 2003. The Committee is governed by a charter, adopted in 2003, a copy of which is posted on our website at www.chiron.com/investors/governance.

•        Our Board of Directors has determined that all members of our Audit Committee are independent as defined under the rules of Nasdaq, as well as the SEC’s standards for audit committee independence. In addition, all members have the financial sophistication required by Nasdaq, and Denise M. O’Leary, who serves as chair of the Audit Committee, and Mr. Coleman are each an “audit committee financial expert” as defined by SEC rules. In 2003, we adopted a new charter for our Audit Committee in light of the requirements of the Sarbanes-Oxley Act of 2002 and the rules of the SEC and Nasdaq concerning audit committees. A copy of that charter is posted on our website at www.chiron.com/investors/governance.

•        Our Board of Directors has determined that all members of our Compensation Committee are independent as defined under the rules of Nasdaq. Vaughn D. Bryson has served as chair of this committee since 1998. In 2003, we adopted a new charter for our Compensation Committee in light of the rules adopted by the SEC and Nasdaq concerning independent director approval of executive compensation. A copy of that charter is posted on our website at www.chiron.com/investors/governance.

•        Our Board of Directors has determined that all members of our Finance Committee are independent as defined under the rules of Nasdaq. J. Richard Fredericks has served as chair of this committee since its creation in December 2003. In December 2003, we adopted a new charter for our Finance Committee. A copy of that charter is posted on our website at www.chiron.com/investors/governance.

•        We have adopted a policy pursuant to which employees, stockholders and other third parties may report suspected financial integrity concerns. Financial concerns may be addressed, in either written or oral form, to the Chief Accounting Officer, Chief Financial Officer or other designated senior officers. A concern may also be addressed directly to the Audit Committee of the Board of Directors, care of the Chief Compliance Officer. The policy is posted on our website at www.chiron.com/investors/governance. In addition, within our Corporate Compliance Office, there is an established Business Ethics & Compliance helpline available to all employees where they may report any concerns anonymously and confidentially.

We will post promptly any future amendments to our Corporate Governance Guidelines or the charters of our Nominating and Corporate Governance Committee, Audit Committee, Compensation Committee and Finance Committee on our website.

Chiron’s commitment to good corporate governance practices predates the recent attention directed to such matters. Chiron adopted a Code of Conduct, which sets forth Chiron’s standards of business conduct for all employees, in July 1999. All of our employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer (“Officers”) and all members of our Board of Directors, are required to abide by this Code of Conduct, including a Supplement titled “Commitment to Ethical Conduct”, that meets requirements under the Sarbanes-Oxley Act of 2002 and the rules of Nasdaq, so that our business will be conducted in a consistently legal and ethical manner. This Code and Supplement, which codify our commitment to compliance with all corporate policies and procedures, and an open relationship among colleagues that contributes to good business conduct and the high integrity level of our employees, address many areas of professional conduct, including employment policies, conflicts of interest, treatment of intellectual property and the protection of confidential information, as well as adherence to all laws and regulations applicable to the conduct of our business. The full text of the Code of Conduct, including the Supplement, is posted on our website at www.chiron.com/investors/governance. We will disclose any future amendments to the Code and Supplement on our website promptly following the date of such amendment. We will disclose any waiver of the Code or Supplement applicable to our directors or executive officers on Form 8-K.

PROPOSAL 1—ELECTION OF DIRECTORS

Chiron’s Board is currently comprised of ten directors, nine of whom are non-employee directors. Mr. Pien, Chiron’s Chief Executive Officer, serves as Chairman of Chiron’s Board.

The Board is divided into three classes with three-year terms with each class having as nearly as possible an equal number of directors who are elected at each annual stockholders meeting. The terms are staggered so that the term of one class expires at each annual stockholders’ meeting in accordance with Chiron’s Restated Certificate of Incorporation.

Four director nominees have been nominated for election at this meeting. See “Nominees for Director” below. Your proxy holder will vote your shares “FOR” the Board’s nominees unless you instruct otherwise. If any one of the nominees is unable or declines to serve as a director, your proxy holder will vote for any nominee designated by the Board to fill the vacancy, unless you withhold this authority. Chiron’s Board of Directors is not aware of any nominee who is unable or will decline to serve as a director. All of these nominees for director, if elected at the Annual Meeting, will serve until the next annual meeting of stockholders in 2008, and until he is succeeded by another qualified director who has been elected or appointed, or until his death, resignation or removal, whichever occurs first. Proxies may not be voted for more than four directors.

Nominees for Director

The Nominating and Corporate Governance Committee of Chiron’s Board has nominated four candidates to the Board for a three-year term expiring in 2008: Mr. Lewis W. Coleman, Mr. J. Richard Fredericks, Dr. Paul L. Herrling and Mr. Howard H. Pien. Our Board has determined that all of these nominees other than Mr. Pien are independent as defined under the rules of Nasdaq. All of the nominees currently serve on Chiron’s Board.

There is no family relationship between any of the nominees or between any of the nominees and any of Chiron’s executive officers. Under the Governance Agreement with Novartis, Novartis has the right to designate for nomination by the Nominating and Corporate Governance Committee three nominees, taking into consideration any directors designated for nomination by Novartis that are not standing for election at the annual meeting. Those designees currently consist of Paul L. Herrling, who is a nominee for election this year, and Raymund Breu and Pierre E. Douaze, who are continuing directors. Detailed information about Chiron’s directors, including the four nominees, and the term for which each director serves, is provided below.

Nominees for Election for a Three-Year Term Expiring at the Annual Meeting of Stockholders in 2008

Lewis W. Coleman, 63, Retired

Mr. Coleman has been a director of Chiron since 1991. He was the President of the Gordon and Betty Moore Foundation from its founding in November 2000 to December 2004, and currently serves as one of the Foundation’s trustees. Prior to that, Mr. Coleman was the Chairman and a member of the Executive Committee of Banc of America Securities, formerly known as Montgomery Securities, from 1988 until his resignation in December 2000. From 1995 to 1998, Mr. Coleman was a Senior Managing Director of Montgomery Securities. Before he joined Montgomery Securities, Mr. Coleman spent ten years at BankAmerica Corporation in San Francisco. He served first as the Chief Credit Officer in the World Banking Group, Bank of America’s wholesale banking division. Mr. Coleman later became Head of Capital Markets, responsible for all trading activity. He also served as Head of the World Banking Group before he became Bank of America’s Vice Chairman of the Board and Chief Financial Officer. Previously, he spent 13 years with Wells Fargo & Co. in a variety of wholesale and retail banking positions. Mr. Coleman currently serves as a director of Northrop Grumman Corp., a NYSE company, Regal Entertainment Group, a NYSE company, and Dream Works Animation SKG, Inc., a NYSE company. He serves on numerous private company and civic boards.

J. Richard Fredericks, 59, Chairman, Dionis Capital

Mr. Fredericks joined Chiron as a director in February 2003. Mr. Fredericks served as United States Ambassador to Switzerland and Liechtenstein from 1999 to 2001. He currently serves as Chairman of Dionis Capital, a New York based-hedge fund focusing on the financial services industry; a Managing Director of Main Management, a money management firm which invests exclusively in Exchange Traded Funds; and an Entrepreneur in Residence at Weston Presidio, a venture capital firm. Mr. Fredericks began his career with Dean Witter in 1970 as a securities analyst and joined Shuman, Agnew and Company five years later as a partner in the same capacity. In 1977, he joined Montgomery Securities (now Banc of America Securities) as a partner and later Senior Managing Director in Investment Research, covering the banking and financial services area. In 1995, Mr. Fredericks accepted responsibility to oversee the firm’s investment banking effort for the financial industry. Mr. Fredericks retired from Banc of America Securities in 1999. Mr. Fredericks serves on the Komatsu International Advisory Board and the Library of Congress Trust Fund Board.

Paul L. Herrling, 58, Head of Corporate Research, Novartis International AG

Dr. Herrling has been a director of Chiron since 1997. Since January 2003, he has served as the Head of Corporate Research at Novartis International AG. Prior to that, he was the Head of Research at Novartis Pharma AG and a member of the Novartis Pharma Executive Board. Previously, Dr. Herrling was Head of Preclinical Research Basel and Vice President and Deputy Member of the Board of Management, Sandoz Pharma Ltd., from 1992 through 1993. He was Head of Corporate Research and Senior Vice President and Member of the Board of Management for Sandoz Pharma Ltd. from 1994 through 1996. In November 2001, Dr. Herrling was appointed to the Professorship for Drug Discovery Sciences at the University of Basel, Switzerland.

Howard H. Pien, 47, Chief Executive Officer, Chairman of the Board, Chiron

Mr. Pien joined Chiron as President and Chief Executive Officer and a director in April 2003. Upon the resignation of Seán P. Lance as Chiron’s Chairman of the Board following the annual meeting of stockholders in May 2004, Mr. Pien also was elected Chairman of the Board. In February 2005, Mr. Pien relinquished the title of President which was transferred to Dr. Jack Goldstein. Mr. Pien joined Chiron from GlaxoSmithKline (GSK), which resulted from the merger of GlaxoWellcome and SmithKline Beecham, where he spent over twelve years in positions of international and global management responsibility, including: President of Pharmaceuticals International GSK from December 2000 to March 2003, including service as a member of the Corporate Executive Team; President, Pharmaceuticals, SmithKline Beecham (1998 to 2000); President, Pharmaceuticals-North America, SmithKline Beecham (1998); Senior Vice President and Director-North Asia (1997); Managing Director and Senior Vice President-UK (1995 to 1997); Vice President and Director, Marketing-US (1993 to 1995); Vice President and Director, Product Marketing-US, heading the arthritis, cardiovascular and vaccine groups (1992 to 1993); and Vice President and Director of New Product Development-US (1991 to 1992). Prior to joining SmithKline Beecham, Mr. Pien worked six years for Abbott Laboratories and five years for Merck & Co., in positions of sales, marketing research licensing and product management. Mr. Pien served as a director of ViroPharma Incorporated from 1998 to 2003. He currently serves as a director of several non-profit organizations, including Oakland Children’s Hospital, California Healthcare Institute and Bio-Tech Industry Association.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Directors Continuing in Office until the Annual Meeting of Stockholders in 2007

Vaughn D. Bryson, 66, Retired President and CEO, Eli Lilly and Company

Mr. Bryson has been a director of Chiron since June 1997. He was a 32-year employee of Eli Lilly and Company, a global research-based pharmaceutical corporation, where he served as President and Chief Executive Officer from 1991 until June 1993. He was Executive Vice President from 1986 until 1991. Mr. Bryson was a member of the board of directors of Lilly from 1984 until his retirement in 1993. From April 1994 to December 1996, Mr. Bryson was Vice Chairman of Vector Securities International, a healthcare focused investment banking firm. He served as a director of Ariad Pharmaceuticals from February 1995 to May 2003, and Quintiles Transnational Corporation from March 1997 to September 2003. Mr. Bryson is the President and a founder of Clinical Products, Inc., a medical foods company. Mr. Bryson presently serves as a director of Amylin Pharmaceuticals, Inc., AtheroGenics, Inc. and ICOS Corporation.

Pierre E. Douaze, 64, Board Member of Serono S.A. and the Galenica Group

Mr. Douaze has been a director of Chiron since 1995. He was a member of the Executive Committee of management of Ciba-Geigy Limited from 1991 to 1996, and Head of Ciba-Geigy Limited’s Pharma and Self-Medication Division from 1989 to 1996. From December 1996, upon the formation of Novartis AG through the merger of Ciba-Geigy Limited and Sandoz Ltd., through December 1997, he was a member of the Executive Committee of Novartis and Head of its Healthcare Division and Pharma Sector. In December 1997, Mr. Douaze retired from Novartis. Mr. Douaze has served on the boards of IDM, S.A. (1998), Pharming N.V. (1998-2001), deVGen N.V. (2001-2002) and Genset S.A. (2002-2004). He currently serves as a director of Serono S.A., the Galenica Group, Switzerland, and Vifor International AG.

Edward E. Penhoet, 64, President and Chief Program Officer, Science and Higher Education, Gordon and Betty Moore Foundation

Dr. Penhoet co-founded Chiron and has been a director since its inception in 1981. He served as Chiron’s Chief Executive Officer until May 1998. Dr. Penhoet served as Chiron’s Vice Chairman and as a consultant until February 2001. Prior to founding Chiron, Dr. Penhoet was a faculty member of the Biochemistry Department at the University of California, Berkeley for 27 years. He served as the Dean of the School of Public Health, at the University of California at Berkeley from July 1998 until July 2002, when he joined the Gordon and Betty Moore Foundation, as Chief Program Officer, Science and Higher Education. In September 2004, he was elected President of the Foundation. From March 1997 to January 1999, Dr. Penhoet served as Chairman of the California Healthcare Institute, a public policy research and advocacy organization. Since September 2000, Dr. Penhoet has been a consulting director of Alta BioPharma Partners, a venture capital firm. During 2001, Dr. Penhoet served on the board of directors of Kaiser Permanente Health Plan & Hospitals. From June 2002 to December 2002, he served on the board of directors of Deltagen, Inc. He is a member of the Institute of Medicine of the National Academy of Sciences, and currently serves as a director of Zymogenetics, Inc., Renovis, Inc. (Chairman), Scynexis Chemistry & Automation, Inc., Eyetech Pharmaceuticals, Inc. and Metabolex, Inc. In December 2004, Dr. Penhoet was elected Vice-Chair of the Independent Citizens Oversight Committee of the California Institute of Regenerative Medicine.

Directors Continuing in Office until the Annual Meeting of Stockholders in 2006

Raymund Breu, 60, Chief Financial Officer, Member of the Executive Committee, Novartis AG

Dr. Breu has been a director of Chiron since May 1999. He is the Chief Financial Officer and a Member of the Executive Committee of Novartis. Dr. Breu is responsible for all finance activities of the Novartis Group worldwide. He assumed those positions upon the formation of Novartis in December 1996, when Ciba-Geigy Limited merged with Sandoz Ltd. Prior to that, Dr. Breu spent over 20 years with Sandoz Ltd. and affiliates, serving in various capacities: as the Head of Group Finance and a Member of the Sandoz Executive Board (1993 to 1996); Group Treasurer of Sandoz Ltd. (1990 to 1993); Chief Financial Officer of Sandoz Corporation (1985 to 1990), where he was responsible for all Sandoz finance activities in the US; and Head of Finances for the affiliated companies of Sandoz in the UK (1982 to 1985). Dr. Breu is also a member of the board of directors of Swiss Re and the Swiss Exchange and its admission panel, and a member of the Swiss Takeover Board.

Denise M. O’Leary, 47, Private Venture Capital Investor

Ms. O’Leary joined Chiron as a director in September 2002. From 1983 until 1997, Ms. O’Leary was affiliated with Menlo Ventures, a private venture capital firm, first as an Associate and, from 1987, as a General Partner. Prior to joining Menlo Ventures, Ms. O’Leary worked in manufacturing engineering and production management at Spectra-Physics, Inc. She currently serves on the Board of Directors of American West Holdings Corporation and Medtronic, Inc. She previously served on the Board of Directors of ALZA Corporation, which was sold to Johnson & Johnson in 2001, and Del Monte Foods Company. Ms. O’Leary is a Trustee of Stanford University and is Chair of the Board of Stanford Hospital and Clinics. She was a member of the Board of Directors of Stanford Health Services from 1994 to 1997, and a member of the Board of Directors and Executive Committee of UCSF Stanford Health Care from 1997 to 2000. Additionally, she is a member of the Board of Directors of Lucile Packard Children’s Hospital at Stanford, having been re-appointed in 2000, after serving on that Board from 1997 to 1999.

Pieter J. Strijkert, 69, Chairman of the Board, Crucell N.V.

Dr. Strijkert has been a director of Chiron since 1987. He currently serves, and has served since its inception, as chairman of the board of Crucell N.V. From 1985 until 1995, Dr. Strijkert was a member of the Management Board of Gist-Brocades N.V., a fermentation and pharmaceutical company headquartered in The Netherlands. He also has served as a director of Paratek Pharmaceuticals, Inc. from 1998 to present and Depotech, Inc. from 1996 to 1999, as chairman of the supervisory boards of deVGen N.V. and PamGene B.V. from January 2000 to January 2003 and as chairman of the supervisory boards of IntroGene from 1994 to 2000, and Pharming B.V. from 1994 to 2002.

BOARD MEETINGS AND COMMITTEES OF THE BOARD

During 2004, the Board of Directors held nine meetings, four of which (for a total of six days) were regularly scheduled and the remainder were specially called telephonic meetings. The Board also acted by unanimous written consent on three occasions during the last year. During 2004, each of the directors attended at least 75% of all Board and applicable committee meetings on which he or she served. In addition, during 2004, the Board of Directors, excluding the Novartis designees, met eight times regarding certain transactions involving Novartis. The independent directors of the Board met in executive session on four occasions in 2004.

There is no company policy requiring directors to attend annual meetings of stockholders, but directors are encouraged to attend the annual meetings at which they stand for election or re-election. At the 2004 Annual Meeting of Stockholders, ten directors, including all of the directors standing for election to the Board, attended the meeting.

Board Committees

During 2004, Chiron had five standing committees that assisted the Board in carrying out its duties: the Audit Committee, the Compensation Committee, the Stock Option Plan Administration Committee, the Nominating and Corporate Governance Committee and the Finance Committee. Each of the Audit Committee, the Nominating and Corporate Governance Committee, the Compensation Committee and the Finance Committee is comprised solely of directors who are independent under the rules of Nasdaq.

Audit Committee

The principal role of the Audit Committee is to assist the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of Chiron and its subsidiaries. The Audit Committee’s role includes oversight of Chiron’s internal audit function and its business ethics standards and compliance. The Audit Committee’s role also includes a particular focus on the qualitative aspects of financial reporting to stockholders, and on Chiron’s processes to manage business and financial risk and processes to assure compliance with legal, ethical and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of Chiron’s independent auditors. Additionally, the independent auditors report directly to the Audit Committee. The Audit Committee has had a long-standing practice of meeting privately with representatives of the independent auditors, Chiron’s Chief Compliance Officer, Internal Auditor and other members of management. Our Board has determined that the current members of the Audit Committee, Ms. O’Leary, Chair of the committee, Mr. Coleman and Mr. Douaze, are independent under the rules of Nasdaq and the SEC. Our Board has determined that each of Ms. O’Leary and Mr. Coleman is an audit committee financial expert, as that term is defined by SEC rules. Members of Chiron’s Board are invited to attend and participate in meetings of the Audit Committee in order to allow the Audit Committee to take advantage of the expertise afforded by the Board’s members, including Dr. Breu, who serves as Chief Financial Officer of Novartis, a publicly-listed global pharmaceutical company. During 2004, the Audit Committee met eight times. The Report of the Audit Committee for 2004 is shown on page 32. The Audit Committee is governed by a charter, a current copy of which is posted on Chiron’s website at www.chiron.com/investors/governance and is available in print to stockholders upon request, addressed to the Corporate Secretary at 4560 Horton Street, Emeryville, California 94608.

Compensation Committee

The principal role of the Compensation Committee is to assist the Board in fulfilling its responsibility for oversight of the compensation plans and programs of Chiron. In addition, the Compensation Committee approves the compensation of the executive officers of Chiron and makes recommendations to the Board regarding the compensation of the members of Chiron’s Board for service as directors. Mr. Bryson chairs this committee, and Dr. Breu, Mr. Fredericks and Dr. Strijkert are the other members, all of whom our Board has determined are independent under the rules of Nasdaq. The Compensation Committee met nine times during 2004, and also acted by unanimous written consent on one occasion. The Report of the Compensation Committee for 2004 is shown on pages 29 to 31. The Compensation Committee is governed by a charter a current copy of which is posted on Chiron’s website at www.chiron.com/investors/governance and is available in print to stockholders upon request, addressed to the Corporate Secretary at 4560 Horton Street, Emeryville, California 94608.

Stock Option Plan Administration Committee

The Board has delegated to the Stock Option Plan Administration Committee authority to make routine stock option grants under the Stock Option Plan to employees and consultants, but not to any director or executive officer. The grants are calculated according to the policies, procedures and methodologies approved by the Compensation Committee. The Stock Option Plan Administration Committee is composed of two members, management director, Howard H. Pien, Chief Executive Officer and Chairman of the Board, and independent member, Vaughn D. Bryson. The committee acted on 12 occasions by written consent during 2004.

Nominating and Corporate Governance Committee

The principal roles of the Nominating and Corporate Governance Committee are to (1) determine the slate of director nominees for election to the Board and recommend to the Board individuals to fill vacancies occurring between annual meetings of stockholders, subject to the Governance Agreement and the right of Novartis to designate a specific number of the members of the Board pursuant thereto (see “Certain Relationships and Related Transactions—Relationship with Novartis AG”), and (2) develop and recommend to the Board corporate governance principles applicable to Chiron. The members of the Nominating and Corporate Governance Committee are: Dr. Breu, Mr. Bryson, Mr. Coleman, Mr. Douaze and Dr. Strijkert, all of whom our Board has determined are independent under the rules of Nasdaq.

During 2004, the Nominating and Corporate Governance Committee held five meetings.

The Nominating and Corporate Governance Committee is governed by a charter, a current copy of which is posted on Chiron’s website at www.chiron.com/investors/governance and is available in print to stockholders upon request, addressed to the Corporate Secretary at 4560 Horton Street, Emeryville, California 94608.

At its February 2005 meeting, the Nominating and Corporate Governance Committee reviewed the qualification and independence of the members of Chiron’s Board, reported the results of its review to the Board, whereupon the Board affirmatively determined that all of Chiron’s Board members, except Mr. Pien, Chief Executive Officer and Chair of the Board, qualify as independent directors under the Nasdaq listing standards, and that each of those Board members is free of any relationship that, in the determination of the Board, would interfere with his or her individual exercise of independent judgment.

Subject to the Governance Agreement and the right of Novartis thereunder to designate a specific number of individuals for nomination to the Board, the Nominating and Corporate Governance Committee determines new nominees for the position of independent director who satisfy the requirements of Nasdaq and the Governance Agreement and based on the following criteria set forth in Chiron’s Corporate Governance Guidelines, which are posted on Chiron’s website at www.chiron.com/investors/governance:

•        Personal qualities and characteristics, accomplishments and reputation in the business community;

•        Current knowledge and contacts in the communities in which Chiron does business and in Chiron’s industry or other industries relevant to Chiron’s business;

•        Ability and willingness to commit adequate time to Board and committee matters;

•        The fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of Chiron; and

•        Diversity of viewpoints, background, experience and other factors.

The Nominating and Corporate Governance Committee has not established a procedure for considering nominees for director nominated by Chiron stockholders. The Board believes that our independent committee can identify appropriate candidates to our Board. Stockholders may nominate candidates for director in accordance with the advance notice and other procedures contained in our Bylaws.

Finance Committee

The Finance Committee was created in December 2003 to assist the Board in fulfilling its responsibility for oversight with respect to Chiron’s capital structure, financing and investment strategies and financial management. The committee is composed of: Mr. Fredericks, who chairs the committee, Dr. Breu and Ms. O’Leary. Pursuant to the Finance Committee charter, at least a majority of the members of the committee may not be officers or employees of Chiron and must be free of any relationship that, in the determination of the Board, would interfere with his or her individual exercise of independent judgment. The Finance Committee met four times during 2004, and also acted by unanimous written consent on one occasion. The duties and responsibilities and other functions of the Finance Committee are described in the Finance Committee charter, which is posted on Chiron’s website at www.chiron.com/investors/governance and is available in print to stockholders upon request, addressed to the Corporate Secretary at 4560 Horton Street, Emeryville, California 94608.

Stockholder Communications with Board of Directors

The Board has established a process to receive communications from stockholders concerning matters of stockholder interest, including corporate conduct, governance practices and business ethics. Communications must be:

•        Submitted in writing,

•        Include a specific request that they be directed to the Board,

•        Include the stockholder’s name and return address or other locator information, and

•        Include a statement of the nature and quantity of Chiron securities held.

Communications should be directed to the Board of Directors addressed to the Corporate Secretary at 4560 Horton Street, Emeryville, California 94608. The Corporate Secretary shall conduct an initial evaluation of all communications to determine the appropriate scope of review and follow up which may include, among other things, direct transmission to the Board, the chairman of the board or the director designated as the Presiding Director or to an appropriate committee of the Board, depending upon subject matter. The Corporate Secretary also may provide summaries of the communication for the Board, or transmit the communication or a summary thereof to a Board committee. In the alternative, the Corporate Secretary may also determine that management can best address the matter.

The Corporate Secretary shall advise the Chair of the Nominating and Corporate Governance Committee promptly in writing of the subject matter and disposition of any communication that is not referred to the Board, a Board representative or a Board committee. The Board of Directors, or the relevant Board committee, shall take such action as it deems appropriate concerning any communication that is transmitted to it.

The Corporate Secretary shall, from time to time, but not less than once a year, review with the Nominating and Corporate Governance Committee the general nature of all communications received during the reporting period and the responses taken, including a review of those communications that were not transmitted to the Board or to a Board committee.

Compensation of Directors

Directors who are employed by Chiron do not receive any additional compensation for their services as directors.

Annual Cash Retainer Fee.

Each non-employee director of Chiron receives an annual cash retainer fee of $40,000 per year, paid quarterly. That fee is prorated for a partial year of service.

Each non-employee director who serves as Chair of a committee (other than the Audit Committee) receives an additional annual fee of $10,000. The Chair of the Audit Committee receives an additional annual fee of $30,000. The Presiding Director receives an additional annual fee of $20,000. Non-employee directors who serve on the Audit Committee (other than the Chair of the Audit Committee) receive an additional annual fee of $5,000. Non-employee directors do not receive fees for attendance of Board and committee meetings.

Two of the non-employee directors, Drs. Breu and Herrling, who have been designated by Novartis to serve on Chiron’s Board and are employed by Novartis, remit to Novartis all fees received from Chiron for director services. In accordance with Novartis’ instructions, Chiron pays those fees directly to Novartis.

Equity Compensation.

A significant part of the Board’s on-going compensation is received in the form of nontransferable restricted share rights. The Board believes that by requiring directors to maintain an ownership interest in Chiron throughout the directors’ tenure, such restricted share rights firmly align directors’ interests with the long-term interests of Chiron’s stockholders. On the last business day of April each year, each continuing non-employee director now receives fully vested restricted share rights (the “automatic share right award”), entitling its holder to receive on the last business day of April each year (the “automatic grant date”) a number of shares of common stock (rounded to the nearest whole share) equal to (i) $160,000 divided by (ii) the fair market value of one share of common stock on the automatic grant date; provided that each non-employee director who was newly elected or appointed on a date after the previous year’s automatic grant date will receive in lieu thereof on the current automatic grant date, an automatic share right award for a pro rata number of whole shares of common stock determined by multiplying $13,333 by the number of calendar months (calculated to the nearest whole month, but not to exceed 12) between the continuing director’s election or appointment date and the current automatic grant date and dividing the product by the fair market value of one share of common stock on the automatic grant date. On April 30, 2004, each of the non-employee directors received $160,000 in share rights (3,386 shares).

A share right account will be established for each director who receives an automatic share right award and all such awards made to such director will be credited to such account. Each time a dividend is paid on common stock after an automatic share right award is made to a non-employee director, the director will be credited with a dollar amount equal to the dividend paid per share multiplied by the number of shares previously credited to the director’s share right account and not distributed as of the record date for the dividend. As of the first business day in January of each year, the director’s share right account will be credited with a number of share rights equal to (i) the cash dividend equivalent amounts credited to the director for the immediately preceding year divided by (ii) the average of the fair market value of one share of common stock on each of the dates in the immediately preceding year on which dividends were paid.

The shares under the awards will be distributed at such time in accordance with the election of the non-employee director following his or her termination of service in a single lump sum or in up to ten annual installments.

Chiron continues to use stock option grants in order to attract leading candidates to serve on the Board. Under Chiron’s 2004 Stock Compensation Plan (the “Stock Plan”), on the date that an individual first becomes a non-employee director, he or she will receive an automatic option grant to purchase 30,000 shares of common stock. Each automatic option grant will have an exercise price equal to the fair market value of the common stock on the date of grant and a term of ten years, but will expire three years after the optionee ceases to serve as a director, employee, consultant or independent contractor. Automatic options will be exercisable in a series of three equal annual installments over three years from the grant date, provided the director continues to provide services to Chiron, and become exercisable in full upon death or disability.

Fifty percent (50%) of the shares purchased under the initial option grant may not be sold or otherwise transferred for value unless and until the director beneficially owns, and will continue to beneficially own immediately following the sale or other transfer for value, vested shares of common stock (including for this purpose shares issuable pursuant to any vested share right award) with a fair market value of at least $500,000. If the exercise price of an initial option is paid in the form of common stock, the resale restriction will apply only to 50% of the net number of new shares received by the optionee upon exercise. If the exercise price of an initial option is paid with the proceeds of the sale of the option shares, the resale restriction will not apply to the shares sold to pay the exercise price, but will apply to the remaining shares subject to the exercise.

In addition to the awards described above, non-employee directors are also eligible to receive discretionary awards; however, no non-employee director will receive in any one calendar year discretionary awards and automatic awards with respect to more than 25,000 shares of common stock in the aggregate except that the limit will be 55,000 shares in his or her first year of service on Chiron’s Board of Directors. Subject to these annual limits, the Board may change the automatic awards program as it deems appropriate.

Reimbursement of Expenses.

All directors are reimbursed for reasonable expenses incurred in connection with their service on the Board (except for the two non-employee directors employed by Novartis, Drs. Breu and Herrling, for whom all travel expenses are paid by Novartis).

Director Indemnification Agreements

Chiron has agreed to protect its directors, to the full extent permitted under its Bylaws and by Delaware law, against damage, loss or injury, that a person might suffer because he or she is or was a director of Chiron (known as “indemnifying” or “indemnification”), including reimbursement of expenses that a director might incur in any legal proceedings in defending any legal actions while serving as a director of Chiron. The indemnification agreements: (i) confirm the present indemnity provided to them by Chiron’s Bylaws and give assurances that the indemnity will continue to be provided even if the Bylaws are changed in the future, and (ii) provide that the directors would be indemnified to the maximum extent permitted by law against all reasonable expenses (including attorneys’ fees), judgments, fines, and settlement amounts incurred or paid by them in any action or proceeding, including any action by or in the right of Chiron, because they are serving as a director, officer or similar official of any other company or enterprise when they are serving in such capacities at the request of Chiron. The indemnification agreements further provide that expenses incurred by a director in such cases will be paid by Chiron in advance, subject to the director’s obligation to reimburse Chiron in the event it is ultimately determined that the director is not entitled to be indemnified for such expenses under any of the provisions of the indemnification agreement or by law. Chiron will not indemnify any director under the agreements as described in clause (ii) above if it is finally determined that a director’s conduct is knowingly fraudulent, deliberately dishonest or constitutes willful misconduct. In addition, Chiron will not indemnify any director if a court finally determines that the indemnification is not lawful, or where it has been determined that a director has profited from a purchase or sale of Chiron’s securities or violated Section 16(b) of the Securities Exchange Act of 1934, or the Exchange Act, or any laws. The indemnification agreements also contain provisions designed to protect Chiron from unreasonable settlements or redundant legal expenditures.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as Chiron’s independent auditors for the fiscal year commencing January 1, 2005. Representatives of Ernst & Young LLP, an independent registered public accounting firm, are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Neither Chiron’s Restated Certificate of Incorporation nor its Bylaws require the stockholders to ratify the appointment of Ernst & Young LLP as Chiron’s independent auditors. However, Chiron’s Board recommends that stockholders ratify the Audit Committee’s appointment of Ernst & Young LLP. If the stockholders do not ratify the appointment, the Audit Committee and Board will reconsider the appointment. Even if the appointment is ratified, the Audit Committee may, at its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in Chiron’s best interests.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

Independent Auditor Fee Information

Ernst & Young LLP served as Chiron’s independent auditors for the years ended December 31, 2004, 2003 and 2002. Fees for professional services provided by our independent auditors in each of the last two fiscal years ended December 31, 2004 and 2003, in each of the following categories (in thousands) are listed below:

	2004	2003
Audit Fees	$5,902	$2,080
Audit-Related Fees	23	84
Tax Fees	6	131
All Other Fees	149	78
	$6,080	$2,373

2004.   Audit Fees include fees associated with the audit of Chiron’s 2004 annual consolidated financial statements, the reviews of 2004 unaudited interim consolidated financial statements included in Chiron’s quarterly reports on Form 10-Q, statutory audits required internationally, issuance of consents and reports filed with the SEC, the audit of internal control over financial reporting and attestation relating to Section 404 of the Sarbanes-Oxley Act of 2002 and accounting consultations in connection with or arising as a result of the audits and quarterly review of the financial statements. Audit-Related Fees consist of fees relating to the audit of the Company’s 401(k) Plan. Tax Fees consist of fees relating to tax advice. All Other Fees include services relating to the preparation of domestic and foreign tax personal returns and advice relating to foreign assignments for certain expatriate employees.

2003.   Audit Fees include fees associated with the audit of Chiron’s 2003 annual consolidated financial statements, the reviews of 2003 unaudited interim consolidated financial statements included in Chiron’s quarterly reports on Form 10-Q, statutory audits required internationally, issuance of consents and reports filed with the SEC and miscellaneous accounting consultations in connection with or arising as a result of the audit and quarterly review of the financial statements. Audit-Related Fees consist of fees relating to the audit of the Company’s 401(k) Plan and other accounting consultations. Tax Fees include tax compliance and other tax advice. All Other Fees include services relating to the preparation of domestic and foreign tax personal returns and advice relating to foreign assignments for certain expatriate employees.

All auditing services and non-audit services provided to Chiron by our independent auditors were pre-approved by the Audit Committee.

The Audit Committee determined that the services provided by and fees paid to Ernst & Young LLP were compatible with the conclusion that Ernst & Young LLP is independent of Chiron.

STOCK OWNERSHIP

Ownership of Major Stockholders

The following table lists all persons or entities known by Chiron as of March 1, 2005 to own 5% or more of the outstanding shares of Chiron’s common stock. As of March 1, 2005, there were 187,173,893 shares of Chiron’s common stock issued and outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Novartis AG	79,320,078(1)	42.4%
35 Lichstrasse
CH-4002
Basel, Switzerland
Citigroup Global Markets, Inc.	14,479,964(2)	7.7%
388 Greenwich Street
New York, New York 10013
Citigroup Financial Products, Inc.	14,740,778(2)	7.9%
388 Greenwich Street
New York, New York 10013
Citigroup Global Markets Holdings Inc.	23,612,857(2)	12.6%
388 Greenwich Street
New York, New York 10013
Citigroup Inc.	24,041,522(2)	12.8%
399 Park Avenue
New York, New York 10043

(1)             Please see the section entitled “Certain Relationships and Related Transactions” for a further discussion of Chiron’s relationship with Novartis.

(2)             Citigroup Global Markets Inc., Citigroup Financial Products Inc., Citigroup Global Markets Holdings Inc. and Citigroup Inc. jointly filed a Schedule 13G/A with the SEC on February 8, 2005, pursuant to which each of the reporting persons disclosed that the shares shown above include shares held by the other reporting persons.

Ownership of Directors and Executive Officers

This table shows the amount of Chiron common stock beneficially owned as of March 1, 2005 by: (a) each of the directors, (b) the Chief Executive Officer and the four other most highly compensated officers of Chiron, or named executive officers, and (c) the directors and executive officers of Chiron as a group. “Beneficial ownership” is determined in accordance with the rules of the SEC and generally refers to shares that a director or executive officer has the power to vote, or the power to dispose of, and stock options or share rights that are exercisable currently or become exercisable within 60 days of March 1, 2005. As of March 1, 2005, there were 187,173,893 shares of Chiron common stock issued and outstanding. Unless otherwise indicated, the address of each of the individuals named below is: c/o Chiron Corporation, 4560 Horton Street, Emeryville, California 94608.

	Shares Beneficially Owned
Name of Beneficial Owner	Number (1)(2)(3)	Percent
Directors:
Howard H. Pien(4)	368,689	*
Raymund Breu	55,519	*
Vaughn D. Bryson	67,808	*
Lewis W. Coleman	87,509	*
Pierre E. Douaze	54,242	*
J. Richard Fredericks	39,208	*
Paul L. Herrling	69,440	*
Denise M. O’Leary	42,252	*
Edward E. Penhoet	241,427	*
Pieter J. Strijkert	66,198	*
Named Executive Officers:
Jack Goldstein	187,389	*
John A. Lambert(5)	356,583	*
David V. Smith	81,863	*
Craig A. Wheeler	345,820	*
Directors and Executive Officers as a Group (25 persons)	3,374,656	1.8%

*                     Less than 1%.

(1)             This disclosure is made pursuant to certain rules and regulations promulgated by the SEC and the number of shares shown as being beneficially owned may not be deemed to be beneficially owned for other purposes. Except as subject to applicable community property laws or indicated by footnote below, the persons named in this table have sole voting and/or investment power with respect to all shares.

(2)             These amounts include shares that the persons named in this table have a right to acquire as of March 1, 2005, or within 60 days after that date, through the exercise of stock options, or the vesting of share rights awards, as follows: Dr. Breu, 45,722 shares; Mr. Bryson, 55,519 shares; Mr. Coleman, 71,811 shares; Mr. Douaze, 41,012 shares; Mr. Fredericks, 34,604 shares; Dr. Herrling, 57,002 shares; Ms. O’Leary, 36,126 shares; Dr. Penhoet, 39,992 shares; Dr. Strijkert, 50,340 shares; Mr. Pien, 367,083 shares; Dr. Goldstein, 187,084 shares; Mr. Lambert, 356,583 shares; Mr. Smith, 79,209 shares; and Mr. Wheeler, 340,317 shares; and all directors and executive officers as a group, 2,977,023 shares.

(3)             These amounts do not include the following number of shares of Chiron’s common stock issuable pursuant to share rights awards which may vest more than 60 days after March 1, 2005, to the following persons:

(a)             directors, as follows: Dr. Breu, 147 shares; Mr. Bryson, 147 shares; Mr. Coleman, 147 shares; Mr. Douaze, 147 shares; Mr. Fredericks, 0 shares; Dr. Herrling, 147 shares; Ms. O’Leary, 0 shares; Dr. Penhoet, 147 shares; and Dr. Strijkert, 147 shares.

(b)            certain named executive officers, as follows: Mr. Pien, 25,000 shares; Mr. Goldstein, 55,000 shares; Mr. Smith, 1,650 shares; Mr. Wheeler, 2,395 shares; and all executive officers as a group, 98,804 shares. See descriptions of the Long-Term Incentive Stock Program and the revised Long-Term Incentive Stock Program in “Compensation Committee Report on Executive Compensation”.

Please see the section entitled “Executive Compensation and Related Information—Compensation of Executive Officers” for a description of the terms under which the share rights are issued.

(4)             Mr. Pien is also a named executive officer.

(5)    Mr. Lambert resigned as of February 28, 2005.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation of Executive Officers

This table shows the compensation awarded to, earned by or paid to our Chief Executive Officer and four other most highly compensated executive officers, during each of our last three fiscal years for all services rendered in all capacities to Chiron.

Summary Compensation Table

	Annual Compensation							Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)(1)(2)		Bonus ($)(1)(3)		Other Annual Compensation(4)		Restricted Stock Awards ($)		Securities Underlying Options (#)(5)	All Other Compensation ($)(6)
Howard H. Pien(7)	2004	792,308		—		115,296	(9)	—		350,000	267,498
Chief Executive Officer	2003	552,461		1,500,000	(8)	88,366	(10)	1,130,400	(11)	680,000	173,487
and Chairman of the
Board
Jack Goldstein(12)	2004	445,000		460,000		—		162,500	(14)	70,000	38,398
President	2003	408,077		450,000		436,718	(13)	—		110,000	23,177
and Chief Operating	2002	115,385		258,000		—		—		200,000	4,521
Officer
John A. Lambert(15)	2004	513,092	(16)	—		72,658	(17)	—		70,000	57,543
Vice President,	2003	392,774	(16)	454,000	(16)	—		—		150,000	53,358
President, Chiron	2002	320,880	(16)	240,855	(16)	51,579	(18)	—		160,000	48,132
Vaccines
David V. Smith,	2004	366,962		145,000		—		—		60,000	24,607
Vice President, Chief	2003	305,499		235,000		—		54,255	(19)	14,000	16,413
Financial Officer	2002	248,846		95,000		—		52,275	(19)	12,000	13,016
Craig A. Wheeler	2004	501,000		347,000		339,103	(20)	—		70,000	35,766
Vice President,	2003	473,269		375,000		441,093	(20)	—		150,000	32,204
President, Chiron	2002	434,904		315,000		173,987	(20)	—		160,000	23,545
BioPharmaceuticals

(1)    Includes compensation deferred under Chiron’s 401(k) Plan, Supplemental Executive Retirement Plan and Supplemental Retirement Plan (2004 Bonus only) otherwise payable in cash during the year.

(2)    In February 2005, the Compensation Committee authorized base salary adjustments, effective February 28, 2005, for the named executive officers as follows: Mr. Pien, $850,000; Dr. Goldstein, $600,000; Mr. Lambert, not applicable; Mr. Smith, $385,000; and Mr. Wheeler, $535,000.

(3)    In February 2005, the Compensation Committee approved the 2005 goals under the Annual Incentive Plan, upon which the executive officers Variable Compensation Program is based. Under the plan, participants earn cash bonus compensation based upon achievement by Chiron and/or a particular business unit of specific performance measures and based upon their individual performance. Each participant’s target award is a percentage of that employee’s base salary. If performance objectives are met, the named executive officers are eligible, at the discretion of the Compensation Committee, for a cash bonus based on the following percentage of their annual base salary (with potential for higher bonuses if performance substantially exceeds the target level): Chief Executive Officer—120%; President and Chief Operating Officer—100%; Presidents of Business Units—100%; and Chief Financial Officer—75%. The Compensation Committee approves the bonus targets, measurement criteria and final determination of success against the measurements.

(4)    Excludes perquisites, which in the aggregate are the lesser of $50,000 or 10% of salary and bonus, as permitted by the SEC rules.

(5)    Chiron has awarded no stock appreciation rights, or SARs.

(6)    The amounts shown for 2004 for the named executive officers (other than Mr. Lambert) are comprised of the following:

Name	Matching Contributions to Supplemental Executive Retirement Plan ($)	Matching 401(k) Contributions ($)	Life Insurance Premiums Paid by Chiron ($)
Mr. Pien	57,492	8,200	1,806
Dr. Goldstein	27,600	8,200	2,598
Mr. Smith	15,878	8,200	529
Mr. Wheeler	26,840	8,200	726

In addition, the amount shown for Mr. Pien for 2004 includes $200,000 contributed to the Supplemental Executive Retirement Plan by Chiron pursuant to Mr. Pien’s employment agreement. See “Employment, Supplemental Pension and Other Benefit Agreements; Change in Control Arrangements; Other Executive Officer Severance Arrangements—Employment Agreements”.

The amount shown for Mr. Lambert in 2004 consists of Chiron’s contributions of $57,543 towards Mr. Lambert’s pension plan.

(7)    Mr. Pien was hired by Chiron on April 1, 2003.

(8)    Includes $850,000 as annual performance bonus and a hiring bonus of $650,000 (see “Employment, Supplemental Pension and Other Benefit Agreements; Change in Control Arrangements; Other Executive Officer Severance Arrangements—Employment Agreements”).

(9)    Includes $113,990 for relocation assistance-related payments, including tax gross-up of $36,990 on such amount.

(10)  Includes $72,360 for relocation assistance-related payments, including tax gross-up of $31,509 on such amount, and $15,000 as reimbursement to Mr. Pien for financial/tax planning services.

(11)  On Mr. Pien’s hire date, April 1, 2003, Chiron granted to Mr. Pien restricted share rights for 30,000 shares of Chiron’s common stock; the listed value is the market value of such shares on the April 1, 2003 grant date based on closing market price of Chiron’s common stock on such date. 10,000 shares subject to the share rights will vest 25% annually over a four-year period ending April 1, 2007, and the remaining 20,000 shares will fully vest on April 1, 2007. 2,500 of these share rights had vested as of December 31, 2004. Until such time as Chiron issues a stock certificate for shares underlying Mr. Pien’s remaining unvested share rights, Mr. Pien shall have no rights as a stockholder under these share rights. As of December 31, 2004, Mr. Pien held share rights for 27,500 shares of common stock; the aggregate value of such shares, based on the closing market price of Chiron’s common stock on December 31, 2004, was $916,575.

(12)  Dr. Goldstein was hired by Chiron on September 3, 2002. Dr. Goldstein was appointed President and Chief Operating Officer on February 28, 2005, and his employment arrangements, including his new base salary, were agreed to March 4, 2005. See “Employment, Supplemental Pension and Other Benefit Agreements; Change in Control Arrangements; Other Executive Officer Severance Arrangements—Employment Agreements”.

(13)  Includes $428,878 for relocation assistance-related payments, including tax gross-up of $139,171 on such amount.

(14)  On December 2, 2004, Chiron granted to Dr. Goldstein restricted share rights for 5,000 shares of Chiron’s common stock, which will vest 100% one year from the date of grant. The listed value is the market value of the shares on the December 2, 2004 grant date based on the closing market price of Chiron’s common stock on such date. The aggregate value of such shares on December 31, 2004, based on the closing market price of Chiron’s common stock on such date was $166,650.

(15)  Effective February 28, 2005, Mr. Lambert resigned from Chiron. The terms of the Compromise Agreement entered into in connection with his resignation include provisions intended to meet Chiron’s contractual obligations to Mr. Lambert under the original terms of his February 2001 employment agreement with Chiron, in the event his employment was terminated for reason other than cause, as well as statutory obligations under United Kingdom law. See “Employment, Supplemental Pension and Other Benefit Agreements; Change in Control Arrangements; Other Executive Officer Severance Arrangements—Employment Agreements and—Other Executive Officer Severance Arrangements” for the terms of Mr. Lambert’s Compromise Agreement executed February 18, 2005.

(16)  Prior to his resignation effective February 28, 2005, Mr. Lambert received cash compensation in United Kingdom Pounds Sterling. All dollar amounts listed for Mr. Lambert, except for bonus, as described below, were converted from Pounds Sterling into United States Dollars using the applicable exchange rate at the end of the year in which he was compensated (i.e., as of December 31, 2002, $1.6044; as of December 31, 2003, $1.7786; as of December 31, 2004, $1.9181). Mr. Lambert’s 2002 bonus was paid in 2003 (using the conversion rate of 1 U.K. Pound Sterling to $1.6057 at March 14, 2003); Mr. Lambert’s 2003 bonus was paid in 2004 (using the conversion rate of 1 U.K. Pound Sterling to $1.8160 at March 26, 2004). Mr. Lambert did not receive a 2004 bonus.

(17)  Includes $45,395 as a car allowance.

(18)  Includes $37,736 as a car allowance.

(19)  On February 21, 2002 and February 20, 2003, Chiron granted to Mr. Smith restricted share rights for 1,250 shares and 1,500 shares of Chiron’s common stock, respectively. The shares rights vest over a four year period; 40% of the share rights vest on the second anniversary of the grant date and the remaining 60% vest on the fourth anniversary of the grant date. The listed value is the market value of the underlying shares as of the respective grant dates based on the closing market price of Chiron’s common stock on such dates. As of December 31, 2004, Mr. Smith held share rights for 2,250 shares; the aggregate value of such shares on December 31, 2004 based on the closing market price of Chiron’s common stock on such date was $74,993.

(20)  For 2004, 2003 and 2002, respectively, includes: (a) $334,469 for relocation assistance-related payments, of which amount $84,469 was attributed to tax gross-up on such amount; (b) $430,821 for relocation assistance-related payments, of which amount $30,821 was attributed to tax gross-up on such amount; and (c) $157,495 for relocation assistance-related payments, of which amount $55,019 was attributed to tax gross-up on such amount. See “Employment, Supplemental Pension and Other Benefit Agreements; Change in Control Arrangements; Other Executive Officer Severance Arrangements—Employment Agreements”.

Option Grants

Stock Option Grants in Last Fiscal Year.   This table shows options granted during 2004 to the named executive officers under Chiron’s 2004 Stock Compensation Plan (formerly known as the “Chiron 1991 Stock Option Plan”).

	Individual Grants (1)				Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term (4)
Name	Number of Securities Underlying Options Granted(#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)(3)	Expiration Date	5%($)	10%($)
Howard H. Pien	350,000(2)	5.6711	51.980	2/12/2014	11,441,480	28,994,957
Jack Goldstein	70,000(2)	1.1342	51.980	2/12/2014	2,288,296	5,798,991
John A. Lambert	70,000(2)	1.1342	51.980	2/12/2014	2,288,296	5,798,991
David V. Smith	60,000(2)	.9722	51.980	2/12/2014	1,961,397	4,970,564
Craig A. Wheeler	70,000(2)	1.1342	51.980	2/12/2014	2,288,296	5,798,991

(1)             Chiron granted all of the options listed in this table on February 13, 2004. The options were based on, among other things, performance of the named executive officers in 2003. The exercise price of these options is equal to the average between the reported high and reported low prices of Chiron’s common stock on February 13, 2004 as reported on the Nasdaq National Market System.

In February 2005, Chiron also granted stock options to the named executive officers, as follows: Mr. Pien, 350,000 shares; Dr. Goldstein, 200,000 shares; Mr. Lambert, 0 shares; Mr. Smith, 67,500 shares; and Mr. Wheeler, 90,000 shares. The exercise price of these options is $33.88 per share, based on the average between the reported high and reported low prices of Chiron’s common stock on February 22, 2005, as reported on the Nasdaq National Market System. The options expire on February 21, 2015, subject to earlier termination upon cessation of employment.

(2)             In general, the options described above are exercisable as to 25% of the granted shares beginning one year after grant. The balance is exercisable in equal monthly installments over the next 36 months, assuming continued employment with Chiron or one of its subsidiaries. To the extent not already exercisable, the options generally become exercisable in the event of an agreement to dispose of all or substantially all of the assets or outstanding stock of Chiron by means of merger, consolidation, reorganization or liquidation, unless the options are assumed by the successor entity. Further, if the options are not otherwise accelerated in connection with a “change in control” of Chiron and within 24 months of such change in control there is a “qualifying termination” of the named executive officer’s employment, his options will become fully vested. Please refer to the section entitled “Change in Control Arrangements” below for a general description of the effect of a change in control on stock options.

(3)             When options are exercised, the exercise price may be paid in cash, in shares of Chiron’s common stock valued at fair market value on the exercise date and to the extent permitted by law and Company policy, from the proceeds of a same-day sale of the purchased shares.

(4)             As required by the SEC rules, these columns show gains that may exist for the respective options, assuming that the market price for Chiron’s common stock appreciates from the date of grant over a ten-year period at the annual compounded rates of 5% and 10%, respectively. On this basis, the market price of Chiron’s common stock at February 12, 2014 would be $84.669 per share and $134.822 per share, respectively. There is no assurance that either the assumed rates of appreciation or any appreciation will occur. The amounts are calculated from the average of the reported high and low prices on the respective grant date, as reported on the Nasdaq National Market System. If the price of Chiron’s common stock does not increase above the exercise price, no value will be realizable from these options.

Options Exercised

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values.   The table below shows all stock options exercised by the named executive officers during 2004, and the number and value of options they held at the end of 2004.

	Shares Acquired		Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-the-Money Options at Fiscal Year-End($)(1)
Name	on Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Howard H. Pien	0	0	200,000	630,000	0	0
Jack Goldstein	0	0	145,000	235,000	0	0
John A. Lambert	0	0	323,458	266,542	0	0
David V. Smith	0	0	58,959	71,666	175,625	0
Craig A. Wheeler	0	0	288,650	179,975	0	0

(1)             The value of all unexercised, unsurrendered options is calculated in accordance with SEC rules using the average between the reported high and reported low prices of Chiron’s common stock on December 31, 2004 ($33.24), as reported on the Nasdaq National Market System.

Long-Term Incentive Plans—Awards In Last Fiscal Year. The table below shows the performance share rights awarded to the named executive officers during the last year.

	Number of	Performance	Estimated Future Payouts under Non-Stock Price-Based Plans
Name	Share Rights (#)(1)	Period until Payout(2)	Threshold (#)	Target (#)	Maximum (#)
Howard H. Pien	40,000	3/31/2007	20,000	40,000	60,000
Jack Goldstein	12,000	3/31/2007	6,000	12,000	18,000
John A. Lambert	0	—	0	0	0
David V. Smith	10,000	3/31/2007	5,000	10,000	15,000
Craig A. Wheeler	12,000	3/31/2007	6,000	12,000	18,000

(1)             Each share right represents the right to receive one share of Chiron common stock upon vesting. Any shares vested under these awards are subject to the Ownership and Retention Guidelines established by the Compensation Committee in December 2003; pursuant to such guidelines, executive officers must retain at least 75% of shares vested, net of appropriate taxes, until the ownership guideline for each executive officer is achieved.

(2)             Awards under this program are made in the form of restricted share rights that vest only in the event of achievement of metrics approved at the beginning of a three-year cycle (or 31-month cycle in the case of awards made in 2004) by the Compensation Committee. The metrics consist of the extent to which Chiron Total Shareholder Return (TSR) over the next three years (or 31 months in the case of awards made in 2004), measured principally by stock price, compares to that attained by an index of competitor biotechnology and pharmaceutical companies, or the Benchmark Index(1) and achievement of specific scientific, commercial and quality milestones that drive the strategic future and value of Chiron. The Compensation Committee determines the extent to which performance is achieved on the metrics for each three-year (or 31-month) cycle. To the extent performance is at or above the threshold set by the Compensation Committee, the Committee may adjust the payout between threshold and maximum values. To the extent the Compensation Committee determines that performance is below the threshold, the underlying restricted share rights will be cancelled and no value transferred to the participating executive officers.

In February 2005, Chiron awarded performance share rights to the named executive officers, as follows: Mr. Pien, 40,000 share rights; Dr. Goldstein, 0 share rights; Mr. Lambert, 0 share rights; Mr. Smith, 12,000 share rights; and Mr. Wheeler, 14,000 share rights. The share rights may vest after a three-year performance period (from 2005-2007).

(1)            The Benchmark Index for the revised LTIP is composed of a specific list of biotechnology and pharmaceutical companies the Compensation Committee determined as appropriate for the measurement of TSR. The Index tracks stock price and dividends over the three-year measurement period.

Employment, Supplemental Pension and Other Benefit Agreements; Change in Control Arrangements; Other Executive Officer Severance Arrangements

Employment Agreements

Effective April 1, 2003, Chiron entered into an agreement with Mr. Howard H. Pien to serve as President and Chief Executive Officer. The terms of Mr. Pien’s agreement, as later amended, include: (i) a base salary of $760,000 per year, which may be increased, but not decreased, annually by the Board of Directors; (ii) eligibility to participate in Chiron’s annual incentive plan, under which he will receive an annual bonus equal to 100% of his base salary if the targeted level of performance is satisfied, with a maximum bonus of 200% if performance substantially exceeds the targeted level; (iii) a signing award of $650,000; (iv) a grant of options to purchase 200,000 shares under the terms of Chiron’s long-term incentive program, with an exercise price at the fair market value on the date of grant, having a term of ten years; (v) an initial grant of options to purchase 480,000 shares of Chiron’s common stock under Chiron’s Stock Plan, 120,000 shares of which vested upon the first anniversary of Mr. Pien’s employment with Chiron and 360,000 shares will vest in 36 successive equal monthly installments commencing on the first anniversary of Mr. Pien’s employment; (vi) two grants of restricted share rights under Chiron’s Stock Plan—a grant of 20,000 shares that will vest in full on the fourth anniversary of Mr. Pien’s employment and a grant of 10,000 shares that will vest as to 2,500 shares on each of the first four anniversaries of his employment; and (vii) eligibility to participate in Chiron’s long-term incentive plan, based upon performance as determined by the Board’s Compensation Committee. Mr. Pien’s agreement, as later amended, also provides for reimbursement of expenses associated with financial planning services, reimbursement of expenses associated with Mr. Pien’s relocation to California, including the reasonable cost of temporary housing for up to four years or until he relocates, a gross-up payment to protect Mr. Pien from any tax consequence for any imputed income from such relocation expense reimbursement, reimbursement of up to two points on the purchase of an apartment and the cash equivalent of the unused portion of two years of temporary housing. Mr. Pien’s agreement also provides for the following benefits, in addition to standard employee benefits: reimbursement for the premium cost for the first $800,000 in life insurance that he may select under Chiron’s cafeteria benefit plan, to the extent not otherwise paid by Chiron, and a credit to his account under Chiron’s Supplement Executive Retirement Plan of a contribution of $50,000 as of the last day of each calendar quarter of his continuing employment, up to a maximum of $1,000,000 after 20 quarters.

If Mr. Pien’s employment with Chiron is terminated other than for cause, or if Mr. Pien resigns for good reason, the agreement provides that he will continue to receive: (a) his base salary for two years following the termination date, provided he may elect to receive a lump sum payment equal to the discounted value of such salary; (b) in lieu of his cash bonus, a payment equal to two times the higher of his targeted bonus in the year of termination or his highest bonus during the preceding three years, payable over the salary continuation period or, at Mr. Pien’s option, in a discounted lump sum; (c) continued health care and life insurance coverage for a two-year period, subject to the payment by Mr. Pien of premiums not paid by Chiron under Chiron’s cafeteria benefit plan; (d) accelerated vesting of his initial stock options described under clause (v) of the immediately preceding paragraph above and (e) full vesting of his restricted share rights. In addition, if Mr. Pien’s employment is terminated other than for cause, or if Mr. Pien resigns for good reason, the agreement also provides that any stock options or long-term, equity-based incentives that vest only with the passage of time that would otherwise have vested during the next two years following any termination that occurs prior to his 50th birthday (and any termination after his 50th birthday) will vest. However, performance-based options granted under Chiron’s long-term incentive program are not subject to accelerated vesting.

Under Mr. Pien’s agreement, “good reason” is defined to include a substantial diminution in Mr. Pien’s duties and responsibilities or the assignment to Mr. Pien of duties inconsistent with his position (it being understood that the termination of Mr. Pien as a director of Chiron or any successor, any reduction in the generally understood authority of a Chiron chief executive officer or the appointment to the position of Chairman of the Board of a person to whom Mr. Pien reasonably objects in good faith could constitute good reason); relocation of Chiron’s headquarters more than 50 miles from its present location; reduction of Mr. Pien’s base salary or failure to provide compensation at least equal in the aggregate to those provided for under all compensation or benefit plans as in effect (or as later in effect, if greater); material breach by Chiron of its obligations under Mr. Pien’s employment agreement; or the failure of Chiron to obtain satisfactory agreement from any successor to Chiron to assume Mr. Pien’s employment agreement. The agreement further provides that no change in control, including any Novartis buy out transaction, will itself constitute good reason.

Under Mr. Pien’s agreement, “cause” is defined to include any willful misconduct in the performance of his duties to Chiron or any gross and willful misconduct independent of Chiron which has a significant adverse impact on Chiron; an indictment for, or plea of nolo contendere to, a felony or commission of a fraud against Chiron or under securities laws; any regulatory or judicial order that results in a bar or loss of license to Mr. Pien’s continued performance of all or a substantial portion of his duties under the agreement; willful and continued failure by Mr. Pien to substantially perform his duties as President and Chief Executive Officer; willful material noncompliance with any material Chiron written policy; or willful breach by Mr. Pien of the agreement. However, no item under the last two clauses of the preceding sentence will constitute “cause” unless Mr. Pien fails to remedy as promptly as reasonably practicable following, and in any case within thirty days of notice of, the violation. In addition, no action or inaction is “willful” unless it is done or omitted to be done by Mr. Pien directly and not by imputation.

In March 1998, Chiron entered into an agreement with Mr. Seán P. Lance to serve as Chairman of the Board, President and Chief Executive Officer. Effective March 31, 2003, Mr. Lance resigned as President and Chief Executive Officer contemporaneously with the appointment of Howard H. Pien as the Company’s new President and Chief Executive Officer. From April 1, 2003 to the date of last year’s annual meeting of stockholders, Mr. Lance continued to serve in an executive capacity as Chairman of the Board. Following that annual meeting, Mr. Pien assumed the position of Chairman of the Board, President and Chief Executive Officer. The terms of Mr. Lance’s agreement include: (i) a base salary of $700,000 per year, which may be increased, but not decreased, annually by the Board of Directors; (ii) eligibility to participate in Chiron’s annual incentive plan, under which he will receive an annual cash bonus equal to 100% of his base salary if the targeted level of performance is satisfied, with a maximum bonus of 200% if performance substantially exceeds the targeted level; (iii) eligibility to participate in Chiron’s long-term incentive plan, based upon performance as determined by the Board’s Compensation Committee, with a targeted value of the annual award at the grant date of 200% of Mr. Lance’s base salary; and (iv) a grant of options to purchase 750,000 shares of Chiron’s common stock under Chiron’s then existing stock plan, all of which have previously vested in May 2003. Mr. Lance’s employment agreement with Chiron provided for specified termination benefits if his employment was terminated other than for “cause”, or if Mr. Lance resigned for “good reason” (each as defined in the agreement). The change in Mr. Lance’s role with Chiron described above did not trigger any of these provisions, as the change was neither a termination without cause nor a resignation for good reason. Pursuant to the agreement, Chiron provided Mr. Lance a loan in the principal amount of $1 million with a ten-year term to purchase a residence. The terms of Mr. Lance’s loan are more particularly described under the section entitled “Certain Relationships and Related Transactions-Loans to Executive Officers”. In connection with Mr. Lance’s retirement from Chiron, a special committee of the Board approved: (i) the acceleration of 96,583 and 292,583 options to purchase Chiron common stock at exercise prices of $42.54 and $36.34 and expiration dates of February 21, 2012 and February 20, 2013, respectively, and (ii) payment of $30,000 in attorney’s fees.

In August 2002, Chiron entered into an agreement with Dr. Jack Goldstein, Vice President; President, Chiron Blood Testing, effective September 3, 2002. On March 4, 2005, Chiron entered into a letter agreement with Dr. Goldstein in connection with Dr. Goldstein’s appointment as Chiron’s President and

Chief Operating Officer. That letter agreement amends, effective as of February 28, 2005 (except as stated below), certain aspects of the August 2002 agreement.

The terms of Dr. Goldstein’s amended agreement include: (i) a base salary of $600,000 per year, effective February 28, 2005; (ii) a special, one-time restricted share right award of 50,000 shares of Chiron common stock that will vest three years from the date of grant (February 22, 2005), subject to earlier vesting only in the event Dr. Goldstein’s employment is involuntarily terminated by the Company (except for cause); (iii) a grant of options to purchase 200,000 shares of Chiron common stock under Chiron’s Stock Plan, consisting of an increased target grant of options to purchase 150,000 shares of Chiron common stock (which will be Dr. Goldstein’s target grant level going forward), and a special grant of options to purchase 50,000 shares, as to which the first one-third of the shares vest at the one-year anniversary of the date of grant, the second one-third vest at the two-year anniversary and the remaining shares vest on a pro-rated monthly basis over the remaining one year of the vesting period; (iv) eligibility to receive annual grants of stock options under Chiron’s Stock Plan at the new target level; (v) eligibility to receive annual performance share grants under Chiron’s executive long-term incentive program; and (vi) eligibility to participate in Chiron’s annual incentive plan under which he is entitled to receive an annual cash bonus equal to 100% of his base salary if the targeted level of overall corporate performance is satisfied, with a maximum bonus of 200% if performance substantially exceeds the targeted level. Dr. Goldstein’s amended agreement also provides that should his employment be involuntarily terminated prior to February 19, 2007 because of a job elimination, he would be eligible for severance in an amount equal to one year’s base salary and target bonus in lieu of any other severance benefit for which he might be eligible in such circumstances. In the event of a similar termination that occurs in the next six months thereafter, the severance benefit for which he would be eligible as described above would be reduced by one-twelfth for each month he remains employed between February 19, 2007 and August 19, 2007. After August 19, 2007, he would only be eligible for benefits as determined under the provisions of Chiron’s Executive Severance Plan, in the event his employment were involuntarily terminated because of a workforce reduction or a job elimination.

Dr. Goldstein’s agreement provided for an upfront payment of $150,000, associated with temporary living arrangements for up to one year from his date of hire, of which amount Dr. Goldstein would have been required to repay $12,500 for each month or part of month less than 12 months worked, if he left Chiron voluntarily within one year of his hire date. In lieu of reimbursement for relocation expenses, Chiron provided Dr. Goldstein a lump-sum payment of $428,878 in 2003. The agreement also provides that Dr. Goldstein is covered by Chiron’s executive change in control severance benefit plan, which is described in more detail below under “—Change in Control Arrangements”. Dr. Goldstein was reimbursed for financial/tax planning services in 2003.

In February 2001, Mr. John A. Lambert entered into an agreement with Chiron as Vice President, President of Chiron Vaccines, the terms of which included: (i) a base salary of 185,000 United Kingdom pounds sterling per year; (ii) use of a company car; (iii) participation in Chiron’s annual incentive plan, under which he is entitled to receive an annual cash bonus equal to 60% of his base salary if the targeted level of performance is satisfied, with a maximum bonus of 120% if performance substantially exceeds the targeted level, with any bonus to be paid for 2001 prorated to reflect a partial year of employment; (iv) a grant of options to purchase 200,000 shares of Chiron’s common stock under Chiron’s then existing stock plan, as to which 50,000 shares vested on the first anniversary of Mr. Lambert’s employment with Chiron and the remaining 150,000 shares vest ratably monthly thereafter for 36 months; and (v) eligibility to receive annual grants of stock options under Chiron’s executive long-term incentive plan based upon individual, function and corporate performance, and in 2002, receipt of a pro-rated performance-based annual stock option grant. The employment agreement with Chiron also provided for the following termination benefits in the event his employment was terminated for reason other than cause: a minimum lump sum severance payment equal to two years’ base salary plus bonus (which shall be calculated using the average of the prior two years’ bonus payments), with any such payment to be in lieu of any other

Chiron change of control severance plan payments to which he would otherwise be entitled. Mr. Lambert’s agreement also provided that Mr. Lambert would receive a special pension contribution of 30,000 United Kingdom pounds sterling per year. In 2004, Chiron contributed $57,543, using the exchange rate of $1.9181 per pound at December 31, 2004. Mr. Lambert’s letter agreement was subsequently amended to, among other things, provide that from July 1, 2003 forward, Mr. Lambert would be employed by Chiron Vaccines Holding srl, an indirect wholly-owned subsidiary of Chiron, and his income would be subject to taxation under both the tax laws of Italy and the United Kingdom and to provide that Mr. Lambert would also be an employee of Chiron Corporation Limited, PowderJect Technologies Limited, Chiron UK-1 Limited and Evans Vaccines Limited, all of which are subsidiaries of Chiron.

On February 18, 2005, Mr. John A. Lambert, who had been serving as Vice President, Chiron Corporation and President, Chiron Vaccines, entered into a Compromise Agreement with Chiron pursuant to which his employment with Chiron Corporation terminated effective February 28, 2005. The terms of the Compromise Agreement include provisions intended to meet Chiron’s contractual obligations to Mr. Lambert under the original terms of his February 2001 agreement with Chiron, in the event his employment was terminated for reason other than cause, as well as statutory obligations under United Kingdom law. The terms of the Compromise Agreement included a lump sum severance payment of 900,000 United Kingdom pounds sterling that consists of the following: a payment of 802,000 United Kingdom pounds sterling, equal to two years’ base salary plus bonus (calculated using the average of the prior two years’ bonus payments), as required by his February 2001 agreement, a payment in the amount of 50,000 United Kingdom pounds sterling for one year’s health benefits, under United Kingdom law, a payment of 30,000 United Kingdom pounds sterling in lieu of the annual pension contribution amount otherwise owed to Mr. Lambert under the terms of his original February 2001 agreement with Chiron, and a payment of 18,000 United Kingdom pounds sterling in return for Mr. Lambert’s agreement not to compete with Chiron or any affiliate company of Chiron for 12 months following the termination of his employment. In return for the above-described payments, under the terms of the Compromise Agreement, Mr. Lambert agreed to the release of claims he may have had against Chiron or any Chiron affiliate company.

In January 1999, Chiron entered into an agreement with Mr. David V. Smith, Vice President and Chief Financial Officer. The terms of Mr. Smith’s agreement include: (i) a base salary of $175,000 per year (which was increased to $385,000 on February 17, 2005); (ii) eligibility to participate in Chiron’s annual incentive plan under which he is entitled to receive an annual cash bonus equal to 0% to 60% with a target of 30% of his base salary if the targeted level of corporate performance is satisfied; (iii) a grant of options to purchase 30,000 shares of Chiron’s common stock under Chiron’s then existing stock plan, as to which the first 25% of the shares vested on the first anniversary of Mr. Smith’s employment with Chiron and the remaining shares vest ratably monthly thereafter for 36 months ; and (iv) eligibility to receive annual grants of stock options under Chiron’s then existing stock plan. Mr. Smith also received a pro-rated bonus paid in the first quarter of the 2000 fiscal year.

In August 2001, Chiron entered into an agreement with Mr. Craig A. Wheeler, Vice President; President of Chiron BioPharmaceuticals, the terms of which include: (i) a base salary of $435,000 per year; (ii) eligibility to participate in Chiron’s annual incentive plan under which he is entitled to receive an annual cash bonus equal to 60% of his base salary if the targeted level of performance is satisfied, with a maximum bonus of 120% if performance substantially exceeds the targeted level; (iii) a signing award of $85,000; (iv) a grant of options to purchase 200,000 shares of Chiron’s common stock under Chiron’s then existing stock plan, as to which 50,000 shares vested on the first anniversary of Mr. Wheeler’s employment with Chiron and the remaining 150,000 shares vest ratably monthly thereafter for 36 months; as of December 31, 2004, 166,667 shares had vested; (v) a grant of options to purchase 23,000 shares of Chiron’s common stock under Chiron’s annual incentive plan based upon individual, function and corporate performance; (vi) eligibility to receive annual grants of stock options under Chiron’s then existing stock option plan; and (vii) a grant of 9,581 restricted share rights with respect to Chiron’s common stock, which rights vest fully over a four-year period at a rate of 25% on each anniversary of his employment; as of December 31, 2004, 7,186 shares had vested. The agreement provides that Mr. Wheeler is covered by Chiron’s executive change in control severance benefit plan, which is described in more detail below under “—Change in Control Arrangements”. Mr. Wheeler was reimbursed for financial/tax planning services in 2003. Under the terms of the agreement, Chiron also agreed to provide to Mr. Wheeler a non-interest bearing loan in the principal amount of $750,000 to purchase a residence, which under the terms of the proposed loan would have been forgivable after seven years, provided Mr. Wheeler remained employed by Chiron. If Mr. Wheeler qualified for benefits under Chiron’s executive change in control severance plan, any amounts outstanding under the loan would be forgiven. In August 2003, Chiron and Mr. Wheeler agreed to make the following payments to Mr. Wheeler in lieu of the $750,000 interest-free forgivable loan. On August 29, 2003, Chiron paid to Mr. Wheeler $400,000 in connection with his purchase of a home in the San Francisco Bay area. Payment in the amount of $250,000 was made on September 1, 2004; and subsequent payments, each in the amount of $250,000, will be made on September 1, 2005 and September 1, 2006, respectively, provided that Mr. Wheeler remains employed by Chiron and has not been terminated for cause.

Change in Control Arrangements.   Chiron’s Board of Directors adopted a change in control severance plan for its executive officers in 2001. Novartis also approved this plan. The plan provides that a participant may receive specified severance benefits if there is a change in control of Chiron (as described below), and within 24 months after that event the participant: (i) is terminated for reasons other than cause, death or disability, or (ii) voluntarily terminates for “good reason” (as described below). The plan provides for three levels of coverage based on the executive officer’s position with Chiron. The plan provides the following change in control severance benefits for the named executive officers: (a) two times base salary and bonus (except for Mr. Pien for whom the severance benefits are three times base salary and bonus); (b) payment of any unpaid salary and bonus earned before the year of the termination plus a pro-rata amount of the participant’s target bonus during the year of the termination; (c) vesting of long-term incentive awards pursuant to the terms of the plan under which they were granted; and (d) continuation of health, life and accidental death and dismemberment, and disability insurance for two years after the date of the participant’s termination (three years for Mr. Pien pursuant to his employment agreement).

In the event of a merger, a sale of all or substantially all of the assets of Chiron, or a reorganization or liquidation, each of the outstanding equity awards held by the executive officers will automatically accelerate unless assumed or continued in effect by the successor entity. In addition, awards held by an executive officer which are not accelerated upon a change in control (as defined below) will immediately accelerate in full upon a “qualifying termination” of the holder’s employment within 24 months (except for Performance Options which will only accelerate if the qualifying termination occurs before the end of the performance measurement period) following a change-in-control.

“Qualifying termination” means (i) an involuntary termination of the executive officer’s employment for reasons other than cause, death or disability or (ii) a voluntary termination by the executive officer for good reason pursuant to a written notice of termination; provided that, if the executive officer is requested to remain an employee for a period ending no later than six months following the date of the change in control (the “transition employment period”) with compensation and benefits equal to or greater than his or her compensation and benefits immediately before the qualifying termination (or, if more favorable to the executive officer, immediately before the change in control), the executive officer will not be deemed to have a qualifying termination unless he or she remains employed throughout the transition employment period or his or her employment terminates earlier due to death, disability or involuntary termination by the successor entity for reason(s) other than cause.

“Change in control” generally includes any one or more of the following: (i) a third party acquisition of more than 30% of the combined voting power of all securities of Chiron; (ii) the failure during any consecutive two-year period of individuals who were either directors at the beginning of the period, or whose election or nomination was approved by a two-thirds vote of the directors who were directors at the beginning of the period or previously so approved, to constitute a majority of Chiron’s Board of Directors; or (iii) stockholder approval of a definitive agreement to sell or otherwise dispose of all or substantially all of Chiron’s assets, or adopt a plan for liquidation. However, an acquisition of additional shares of Chiron’s common stock by Novartis, where Novartis or its successor remains subject to the terms of the Governance Agreement, would not be deemed a change in control so long as Novartis’ or its successor’s company stock holdings represent 79% or less of all of Chiron’s securities.

“Good reason” generally includes assignment of the named executive officer to duties materially inconsistent with his prior duties or a material reduction in his duties; relocation of the named executive officer’s business location to 50 miles further away; a material reduction in the named executive officer’s base salary or bonus opportunity or a material reduction in the level of participation in any of Chiron’s incentive compensation plans, employee benefit or retirement plans; and Chiron’s failure to obtain satisfactory agreement from any successor corporation to assume the agreement. Reductions in the levels of participation in any of the plans would not be deemed good reason if the named executive officer’s reduced level of participation remains substantially consistent with the average level of participation of other similarly situated employees.

“Cause” means (i) the named executive officer’s willful and continued failure to substantially perform his or her duties with Chiron (other than any such failure resulting from disability or occurring after issuance by the named executive officer of a notice of termination of his or her employment with Chiron for Good Reason), after a written demand for substantial performance is delivered to the named executive officer that specifically identifies the manner in which Chiron believes that the named executive officer has willfully failed to substantially perform his or her duties, and after the named executive officer has failed to resume substantial performance of his or her duties on a continuous basis within thirty (30) calendar days of receiving such demand, (ii) the named executive officer’s material act of dishonesty, fraud or embezzlement against Chiron, unauthorized disclosure of confidential information or trade secrets of Chiron or one of its affiliates (whether or not in violation of any confidentiality agreement) or other willful conduct (other than conduct covered under (i) above) that is demonstrably injurious to Chiron, monetarily or otherwise or (iii) the named executive officer’s having been convicted of a felony. For purposes of the definition of “cause”, no act, or failure to act, on the named executive officer’s part will be deemed “willful” unless done, or omitted to be done, by the named executive officer not in good faith and without reasonable belief that the action or omission was in the best interests of Chiron.

Other Executive Officer Severance Arrangements.   In December 2003, Chiron’s Board of Directors adopted a severance plan for its U.S. based executive officers, excluding the Chairman and Chief Executive Officer and executives who may be covered under other severance arrangements or by an employment agreement, unless as determined otherwise by Chiron. Jack Goldstein, David V. Smith and Craig A. Wheeler are covered by this plan. This plan provides a single level of coverage for all executives who, as a result of workforce reduction or job elimination, lose their positions with Chiron or any of its subsidiaries. The severance benefit is equal to six weeks base salary and target bonus under Chiron’s annual incentive plan per year of service with a minimum payment of 26 weeks and a maximum payment of 104 weeks severance, plus various insurance coverage.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members during fiscal year 2004 were: Dr. Breu, Mr. Bryson, Mr. Fredericks, and Dr. Strijkert. Dr. Breu is also the Chief Financial Officer of Novartis and serves on the Executive Committee of Novartis. No other executive officer or other director of Novartis served on Chiron’s Compensation Committee. Chiron has an alliance with, and has entered into a series of arrangements with, Novartis. Novartis is required to guarantee up to $702.5 million of indebtedness Chiron may incur. In 2004 Novartis guaranteed $100.0 million under a U.S. credit facility for Chiron’s benefit for which there were no borrowings outstanding at December 31, 2004 and $173.3 million of Chiron’s lease commitments. Novartis’ outstanding guarantee commitment at December 31, 2004 was $429.2 million. Please read the section entitled “Certain Relationships and Related Transactions” for a description of Chiron’s relationship with Novartis.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee determines the compensation of Chiron’s executive officers. All members of the Compensation Committee during 2004 were non-employee directors. As required by the SEC rules, this Compensation Committee Report describes the Compensation Committee’s compensation policies applicable to Chiron’s executive officers (including the named executive officers), including the relationship of corporate performance to executive compensation. The Compensation Committee operates under a written charter adopted by the Board of Directors. The Compensation Committee Charter is posted on our website at www.chiron.com/investors/governance.

Compensation Philosophy.   Chiron’s executive compensation programs seek to accomplish several major goals:

•        To align the interests of executive officers with the long-term interests of stockholders through participation in long-term, equity-based incentive compensation programs, principally stock options;

•        To motivate executives to achieve important business and individual performance objectives and to reward them when such objectives are met; and

•        To recruit and retain highly qualified executive officers by offering overall compensation that is competitive with that offered for comparable positions in similar companies.

Chiron, from time to time, employs independent compensation consulting firms to evaluate Chiron’s executive compensation programs. These firms have provided the Compensation Committee with survey data using analyses of benchmark positions from selected companies, or a group of companies, with whom Chiron competes for the recruitment and retention of executive personnel. The survey group information includes comparative data regarding base salaries, annual variable cash compensation, and long-term, equity-based incentives.

The Compensation Committee believes that total annual cash compensation should be competitive and that a significant portion of cash compensation should be “at risk”. Base salaries for executive officers are targeted generally at the 60th percentile of the market, generally as determined by reference to survey group information and the advice of compensation consultants. Annual variable cash compensation awards are used to provide the potential to bring total cash compensation substantially over the 50th percentile of the market, based on individual, business unit and overall company performance. The survey group information serves as a general reference for the Compensation Committee. However, because of many factors, including the inherent lack of comparability between any individual officer’s responsibilities, performance, and value to Chiron and the average information from the survey group, no element of any executive officer’s compensation is determined solely or principally by reference to the survey group information.

The Compensation Committee believes that stock option and other equity incentives awarded under the Chiron 2004 Stock Compensation Plan (the “Stock Plan”) serve to align the long-term interests of Chiron’s executive officers with the interests of its stockholders and contribute importantly to the recruitment and retention of executive personnel. The Compensation Committee recommended and the Board approved submission of an amended Stock Plan to stockholders in 2004. The Stock Plan was approved by stockholders on May 27, 2004. The Compensation Committee believes the amended Stock

Plan links the interests of award recipients of long term, equity compensation awards granted under the plan with those of Chiron and its stockholders. Stock options generally are granted upon initial employment and annually thereafter with exercise prices equal to the prevailing market price at date of grant. Stock option grants generally become exercisable or “vest” in increments over four years, so long as service of the executive officer with Chiron continues. Chiron also grants restricted share rights to executive officers, other executives and key, high performing employees in non-executive positions. Restricted share rights consist of the right to receive shares of Chiron’s common stock, subject to continued employment with Chiron. In determining the size of stock option grants or restricted share right grants, the Committee does not consider long-term, equity-based awards previously granted, whether vested or unvested, or the aggregate number of outstanding stock options held by the recipients.

In 2000, Chiron adopted the Executive Long-Term Incentive Program (“LTIP”) under which awards were granted pursuant to Chiron’s then-existing Stock Plan. Under the program, the Compensation Committee granted performance options (“Performance Options”) to certain key executives, including the named executive officers. These Performance Options generally vest after seven years of service with Chiron or upon earlier achievement of specified performance objectives.

Upon approval of the amended Stock Plan by stockholders, the Compensation Committee approved a revised Executive Long-Term Incentive Program (“revised LTIP”), which increases the linkage of executive officers’ long-term incentives with the long-term interests of the Company. Awards under this program are made in the form of restricted share rights that vest only in the event of achievement of metrics approved at the beginning of a three-year cycle (or 31-month) cycle in the case of awards made in 2004) by the Compensation Committee. The metrics consist of the extent to which Chiron Total Shareholder Return (TSR) over the next three years (or 31 months in the case of awards made in 2004), measured principally by stock price, compares to that attained by an index of competitor biotechnology and pharmaceutical companies, or the Benchmark Index 1 and achievement of specific scientific, commercial and quality milestones that drive the strategic future and value of the Company. The Compensation Committee determines the extent to which performance is achieved on the metrics for each three-year (or 31-month) cycle. To the extent performance is at or above the threshold set by the Compensation Committee, the Committee may adjust the payout between threshold and maximum values. To the extent the Compensation Committee determines that performance is below the threshold, the underlying restricted share rights will be cancelled and no value transferred to the participating executive officers. In addition, the use of share rights instead of stock options reinforces the executive officer ownership guidelines set in December 2003. At that time the Committee adopted ownership guidelines for Chiron’s Executive Committee, an operating committee composed of the Chief Executive Officer and certain other executive officers. Target ownership levels were set at five times annual base salary for the Chief Executive Officer and three times annual base salary for the other Executive Committee officers. These ownership guidelines are expected to be met over time by the covered officers through retention of a portion of shares acquired upon exercise of options or earned through the Company’s long-term equity programs in addition to any outright purchases or other acquisitions. Additionally, by replacing stock option grants with restricted share rights, the revised LTIP is expected to deliver an effective competitive benefit that results in less share dilution.

Compensation Committee Procedures and Performance Considerations.   In February of each year, the Compensation Committee meets to consider Chiron’s performance, including the Measurement Standards under the Company’s Governance Agreement with Novartis (which are composed of relative total stockholder return, earnings and revenue growth, and innovation milestones), and the performance of

1       The Benchmark Index for the revised LTIP is composed of a specific list of biotechnology and pharmaceutical companies the Compensation Committee determined as appropriate for the measurement of TSR.. The Index tracks stock price and dividends over the three-year measurement period.

each executive officer for the prior year. For 2004, the Committee met on February 17, 2005 and reviewed the CEO’s recommendations for the compensation of all officers, including the named executive officers. The Committee also sought input from other non-employee directors regarding the overall performance of Mr. Pien, our Chairman and Chief Executive Officer. At those meetings, based upon the compensation philosophy as described above, the Compensation Committee approved the base salaries for 2005, the variable cash compensation for performance in 2004, the award of stock options with respect to all employees, and the award of restricted share rights under the revised LTIP.

Chief Executive Officer Compensation.   Howard H. Pien joined Chiron as President and Chief Executive Officer on April 1, 2003, and was elected Chairman of the Board of Chiron in May 2004 following the retirement of Mr. Lance. Mr. Pien’s initial compensation, including base salary, eligibility for annual variable cash compensation and stock options, was negotiated when he was recruited by Chiron and is reflected in his employment agreements. See “Executive Compensation and Related Information—Employment, Supplemental Pension and Other Benefit Agreements; Change in Control Arrangements; Other Executive Officer Severance Arrangements”.

On February 17, 2005, the Committee determined that Mr. Pien should not receive a variable cash compensation award for 2004 performance. The Committee’s decision was based principally upon Chiron’s overall performance in 2004. The Compensation Committee awarded stock options to Mr. Pien in the amount set forth in footnote 1 to the table entitled “Stock Option Grants in Last Fiscal Year”, above. The Compensation Committee also awarded restricted share rights under the revised LTIP to Mr. Pien in the amount set forth in footnote 1 to the table entitled “Long-Term Incentive Plans—Awards in Last Fiscal Year”, above. The stock option and share rights awards were based on, among other things, the Committee’s assessment of the value Mr. Pien is expected to contribute to the Company’s performance in the future. The restricted share rights vest only upon attainment of predetermined goals as approved by the Compensation Committee.

Policy Regarding Section 162(m).   Section 162(m) of the Internal Revenue Code limits federal income tax deductions for compensation paid to each of the president and chief executive officer, and the four other most highly compensated officers of a public company to $1,000,000 per year, but contains an exception for certain options and performance-based compensation. The Compensation Committee uses stock options and performance restricted share rights that qualify for the performance-based exception to the Section 162(m) deduction limits. However, because the net cost of compensation, including its deductibility, is weighed by the Compensation Committee against many other factors in determining executive compensation, the Committee may determine that it is appropriate and in the best interests of Chiron to authorize compensation that is not deductible, whether by reason of Section 162(m) or otherwise. For example, the Compensation Committee elected not to grant awards of variable cash compensation for 2003 or 2004 in a manner that qualifies for the performance-based exception to Section 162(m), because it felt that the variable cash compensation of all officers should be administered consistently, using Chiron’s performance metrics to measure corporate and business unit performance. While these performance metrics generally are quantitative measures of performance, they include subjective innovation milestones that do not qualify for the performance-based exception to Section 162(m).

This report is submitted by the Compensation Committee.

COMPENSATION COMMITTEE
Vaughn D. Bryson, Chairman
Raymund Breu
J. Richard Fredericks
Pieter J. Strijkert

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Board of Directors of Chiron Corporation, in its business judgment, has determined that the Audit Committee of the Board of Directors is comprised solely of independent directors within the meaning of the listing standards of the Nasdaq National Market System and the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. The Committee consists of Denise M. O’Leary (Chair), Lewis W. Coleman and Pierre E. Douaze, and it operates under a written charter adopted by the Board of Directors, as amended and restated on February 21, 2003. Effective February 13, 2004, the Board appointed Ms. O’Leary as Chair of the Committee, succeeding Mr. Coleman, who remains a member of the Committee. Mr. Douaze serves as a director pursuant to designation by Novartis as an investor director, as that term is defined in the Governance Agreement between Chiron and Novartis. Mr. Douaze has confirmed to the Board that he has no understanding or arrangement with Novartis regarding his exercise of independent judgment as a director. On that basis, among other things, the Board has determined in its business judgment that Mr. Douaze is an independent director as described above.

As described more fully in the Charter, the purpose of the Audit Committee is to assist the Board in fulfilling its responsibility for general oversight of the quality and integrity of the accounting, auditing and reporting practices of Chiron and its subsidiaries. The Audit Committee Charter is available on our website at www.chiron.com/investors/governance. Chiron management is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements, and for the Company’s accounting and financial reporting principles, disclosure controls and procedures, and internal controls and procedures, all of which are designed by management to ensure compliance with accounting standards and applicable laws and regulations. Ernst & Young LLP, the Company’s independent auditors, are responsible for auditing Chiron’s consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In connection with these responsibilities, the Audit Committee met with management and Ernst & Young to review and discuss the December 31, 2004 consolidated financial statements. The Audit Committee also discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee received the written disclosures and the letter required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) from the independent auditors, and discussed with them that firm’s independence. See “Independent Auditor Fee Information” for a description of the fees billed and services rendered by Ernst & Young LLP during the year ended December 31, 2004. The Committee determined that the services provided by and fees paid to the independent auditors were compatible with the conclusion that Ernst & Young LLP is independent of the Company.

The members of the Audit Committee are not full-time employees of Chiron and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to plan or conduct audits, to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Audit Committee necessarily rely on the information provided to them by management and the independent accountants. Accordingly, the Audit Committee’s considerations and discussions referred to in this report do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

Based on the Committee’s discussions with management and the independent auditors, and the Committee’s review of the representations of management and the report of the independent auditors to the Committee, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee recommended to the Board of Directors that the audited financial statements be included in Chiron’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 as filed with the Securities and Exchange Commission.

This report is submitted by the Audit Committee.

AUDIT COMMITTEE
Denise M. O’Leary, Chair
Pierre E. Douaze
Lewis W. Coleman

STOCK PERFORMANCE GRAPH

This graph shows Chiron’s cumulative total stockholder return during the last five fiscal years ended December 31, 2004. This graph also shows the cumulative total returns of the Standard & Poor’s Health Care Composite Index (“S&P Health Care”), the AMEX Biotechnology Index (“Amex Biotech”) and the Standard & Poor’s 500 Index (“S&P 500”). The comparison assumes an initial value of $100 invested on December 31, 1999, in Chiron’s common stock and in each of the indices shown, and assumes that all of the dividends were reinvested by the companies included in the indices. The bold line on the graph shows the value of an initial investment of $100 in Chiron’s common stock over the five-year period.

The comparisons in this graph are not intended to forecast or indicate possible future performance of Chiron’s common stock.

12/31/99=100

		Normalized
Year End	Chiron Stock	Chiron Stock	Normalized S & P Health Care	Normalized Amex Biotechnology	Normalized S & P 500
1999	42.38	100	100	100	100
2000	44.50	105	137	162	91
2001	43.84	103	120	148	80
2002	37.60	89	98	86	63
2003	56.98	134	112	125	80
2004	33.33	79	114	139	89

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Novartis AG

Chiron has an alliance with Novartis, a global life sciences company headquartered in Basel, Switzerland. Through a series of transactions that became effective in January 1995, Novartis acquired shares of Chiron’s common stock, which, when combined with shares already held by Novartis, represented 49.9% of the then-outstanding common stock of Chiron. Chiron, in turn, acquired from Novartis all of the capital stock of Chiron Diagnostics Corporation (formerly Ciba Corning Diagnostics Corp.) and Chiron Vaccines Company and Chiron S.p.A. (formerly The Biocine Company and Biocine S.p.A.). As a result of dilution stemming primarily from the issuance of common stock under Chiron’s employee stock option and stock purchase plans, and in connection with certain acquisitions, as of March 1, 2005, Novartis held approximately 42.4% of Chiron’s outstanding common stock.

Chiron’s relationship with Novartis includes a series of arrangements which affect Chiron’s corporate governance, investment policies, research, development, manufacturing and marketing. Chiron and Novartis continue to work together on an arm’s-length basis while remaining independent to pursue their respective corporate strategies. In connection with those transactions, Chiron and Novartis entered into certain agreements which are described below.

The Governance Agreement

Standstill.   Under the Governance Agreement, Novartis has agreed not to increase its ownership interest in Chiron above 55% unless:

(i)            a majority of the independent directors, as defined in the Governance Agreement, of Chiron’s Board approve acquisition of additional equity securities, in which case Novartis may increase its ownership interest up to 79.9%;

(ii)        the increase in Novartis’ ownership interest is the result of an action by Chiron (such as the re-purchase of outstanding common stock or the sale of common stock to Novartis or its affiliates); or

(iii)    the acquisition is part of a “buy-out transaction”, in which Novartis acquires all of Chiron’s outstanding capital stock in accordance with certain procedures described in the Governance Agreement.

Pursuant to the Governance Agreement, Novartis has the right, but not the obligation, to propose a buy-out transaction. Except as provided below, neither Novartis nor Chiron have any “put” or “call” options that would obligate either party to enter into a buy-out transaction. If Novartis proposes a buy-out transaction, it must offer to buy all of Chiron’s outstanding equity securities at a price based upon a “third party sale value” (i.e., the value that an unaffiliated third party would be expected to pay to purchase all of Chiron’s equity securities in an arm’s-length transaction negotiated by a willing seller and a willing buyer).

If Novartis proposes a buy-out transaction, the independent directors, acting solely on behalf of Chiron’s stockholders other than Novartis, would consider the proposal, and with approval of a majority of independent directors, may accept it subject to stockholder approval. If the independent directors do not accept the proposal, Novartis may request binding arbitration to determine the third party sale value. The independent directors may delay the arbitration for a period of up to one year under certain circumstances. Upon determination of the third party sale value by arbitration, Novartis may either proceed with the proposed buy-out transaction at the third party sale value determined by arbitration or withdraw its proposed buy-out transaction in accordance with terms set forth in the Governance Agreement. If Novartis withdraws its proposed buy-out transaction following the determination of third party sale value by arbitration, Novartis cannot withdraw any subsequent proposal that results in a second arbitration to determine the third party sale value of Chiron.

Proxy Solicitations and Voting Trusts.   The Governance Agreement further provides that unless and until Novartis and its affiliates own all of Chiron’s capital stock, they will not solicit proxies or initiate or encourage stockholders to initiate proposals, nor will they encourage any persons with respect to the voting of equity securities of Chiron or enter into any voting trust or similar arrangement to vote any of Chiron’s equity securities.

Anti-dilution Provisions.   Under the Governance Agreement, if Chiron’s Board of Directors authorizes the issuance of any equity securities and convertible debt, Novartis, with certain exceptions, has the right to purchase a portion of the securities sufficient to preserve its ownership interest in Chiron. If Novartis elects to do so, Novartis must purchase the securities at the same time and on the same terms and conditions as the new securities are issued and sold to third parties. If the securities are issued for consideration other than cash, Novartis is required to pay the fair market value of the securities (as determined in accordance with the Governance Agreement).

Certain Corporate Transactions.   The Governance Agreement provides that as long as Novartis owns at least 40% of Chiron’s outstanding voting stock, Chiron may not engage in certain corporate transactions without Novartis’ approval. These transactions generally include significant debt or equity issuances, debt or equity repurchases, most mergers and acquisitions, the payment of cash dividends, amendments to Chiron’s Restated Certificate of Incorporation or Bylaws, and other transactions that might adversely impact the rights of Novartis, or discriminate against Novartis, as a Chiron stockholder. In addition, a majority of the directors of Chiron’s Board who have been designated by Novartis must approve certain other corporate transactions as described in the Governance Agreement.

Transactions Between Chiron and Novartis.   In addition, under the Governance Agreement, a majority of the independent directors or holders of a majority of Chiron’s voting stock which is held by unaffiliated stockholders, must approve any contract, agreement or transaction with Novartis in which the amount involved exceeds $60,000.

Nomination of Directors and Voting of Shares.   Under the Governance Agreement, the Nominating and Corporate Governance Committee of Chiron’s Board is responsible, among other things, for recommending the nomination of directors. The Nominating and Corporate Governance Committee must nominate three “management directors” who are employees of Chiron or any other director designated as such by the committee and three directors who have been designated for nomination by Novartis (known as “investor directors” pursuant to the Governance Agreement). The remaining directors are to be individuals who have not been an officer or employee of Chiron, any affiliate or associate of Chiron, or of an entity that derived five percent or more of its revenues or earnings in its most recent fiscal year from transactions involving Chiron, any affiliate or associate of Chiron, or who have not been affiliated, compensated by or consulted for or contracted with Chiron, Novartis or any of their respective affiliates (known as “independent directors” pursuant to the Governance Agreement). The number of directors whom Novartis may designate declines if Novartis’ ownership interest in Chiron declines to less than 30%. The Bylaws currently fix the number of directors at ten.

The Governance Agreement further provides that as long as Novartis continues to own at least 40% of Chiron’s outstanding capital stock, the Nominating and Corporate Governance Committee will be comprised of three independent directors and two investor directors; and if Novartis’ percentage interest of Chiron’s outstanding capital stock is less than 40%, the committee will be comprised of three independent directors and one investor director. A majority of the independent directors designate the independent directors who serve on the Nominating and Corporate Governance Committee, and a majority of the investor directors designate the investor directors who serve on the committee. A quorum of the Nominating and Corporate Governance Committee required for any action requires the attendance of at least two independent directors and both investor director members. The Nominating and Corporate Governance Committee acts by majority vote of the entire committee; provided, however, that as long as Novartis’ percentage interest is at least 40%, no action to nominate a director may be taken by the committee that is opposed by both of the investor directors. Beginning in the year 2006, as long as Novartis owns at least 49% of Chiron’s outstanding capital stock, the investor directors of the committee will have the deciding vote with respect to nomination of any directors, meaning the vote of the two investor directors will control over the vote of the independent directors.

Measurement Standards.   The Governance Agreement further provides that the Board will set and approve Measurement Standards to evaluate Chiron’s performance for each fiscal year. If the applicable Measurement Standards are not met for any fiscal year, the Governance Agreement provides that a committee comprised of the three investor directors, three independent directors and one management director, called the Strategic Planning Committee, will be created. The purpose of the committee will be to prepare and recommend to the Board a remedial plan intended to restore Chiron to compliance with the Measurement Standards. In addition, until the Measurement Standards are met for a subsequent full fiscal year, a majority of the Board, which majority must include a majority of all the investor directors and a majority of all the independent directors, is required to approve any such remedial plan and the Chiron operating plan and budget, and to set executive officer compensation. If Chiron does not meet the Measurement Standards for two consecutive fiscal years, (i) the Strategic Planning Committee is empowered by the Board (until the applicable Measurement Standards are met for a full fiscal year) to set the compensation and terminate the employment of Chiron’s executive officers and (ii) a majority of the Board, which majority must include a majority of all the investor directors and a majority of all the independent directors, is required to approve certain additional matters, including the hiring of new executive officers, the issuance of new equity securities, the incurrence of indebtedness other than in the ordinary course and the initiation of material acquisitions. Until 2004, Chiron had met the applicable Measurement Standards each year since 1995. Chiron did not meet the 2004 Measurement Standards as a result of the suspension in 2004 of Chiron’s license to manufacture FLUVIRIN vaccine and Chiron’s failure to release any FLUVIRIN vaccine for the 2004-2005 influenza season. While the Board has taken steps consistent with the role of the Strategic Planning Committee, directing the preparation of and approving a remedial plan to bring Chiron back to compliance with applicable Measurement Standards, the Board has not established a Strategic Planning Committee at this time.

The Investment Agreement

Bank Debt Guarantee.   Under the terms of an Investment Agreement with Novartis (the “Investment Agreement”), Novartis agreed to guarantee certain Chiron obligations under revolving credit facilities through January 1, 2008, the date on which the guarantee will expire. The principal amount of indebtedness under the guaranteed credit facilities outstanding at any one time may not exceed a specified cap. That cap is $402.5 million. The cap may be increased or decreased in certain circumstances that are described in the Investment Agreement, as amended. In November 1996, Chiron and Novartis agreed that Chiron could increase the maximum borrowing amount under the guaranteed credit facilities by up to $300.0 million, for a maximum borrowing amount under the cap of $702.5 million. In exchange for this increase, the amount of Chiron’s common stock required to be purchased by a Novartis affiliate, at Chiron’s request, as described below under “Subscription Agreement”, would be reduced by an equal amount. Chiron also agreed to enter into a separate agreement with Novartis for each obligation guaranteed by Novartis under which Chiron agrees to reimburse Novartis for any payments made or out-of-pocket expenses incurred by Novartis in connection with the guarantee (each, a “Reimbursement Agreement”). Chiron’s obligations under the Reimbursement Agreements are, at the request of Novartis, to be fully collateralized (which means guaranteed by assets pledged by Chiron) by collateral acceptable to Novartis. In 2004, Novartis guaranteed $100.0 million under a U.S. credit facility for Chiron’s benefit for which there were no borrowings outstanding at December 31, 2004 and $173.3 million of Chiron’s lease commitments. The remaining maximum borrowing amount under the cap was $429.2 million at December 31, 2004.

Also under the terms of the Investment Agreement, Chiron granted to individuals who on November 20, 1994 held options under Chiron’s stock option plan the right to receive cash payments from Novartis upon surrender for cancellation of such options. The right to receive the payment vests as the underlying options vest. Once vested, the right is exercisable at any time the option is outstanding. For options that vested after 1995, the optionee must surrender the underlying options to receive the payment. In 2004, 2003 and 2002, Novartis made no payments to eligible option holders in connection with the surrender for cancellation of such options.

The Limited Liability Company Agreement (also known as the “R &D Funding Agreement”).   The Investment Agreement also provided that Novartis would make certain research funding available to Chiron. Novartis’ commitment was memorialized in the Limited Liability Company Agreement entered into between Chiron and Novartis Corporation, a U.S. subsidiary of Novartis AG, in December 1995, or the “R &D Funding Agreement”. The R&D Funding Agreement provided that Novartis would purchase interests in a limited liability company as a means of providing this funding. In December 2000, this agreement was amended to provide that, through December 31, 2001, at Chiron’s request, Novartis would fund up to 100% of the development costs incurred between January 1, 1995 and December 31, 2000 on these projects. The amount of funding that Novartis was obligated to provide was subject to an aggregate limit of $265.0 million. Novartis funded $265.0 million over the term of this agreement. Although Novartis’ agreement to purchase interests expired on December 31, 2001, there are certain royalty and co-promotion rights that remain.

Under the R&D Funding Agreement, Novartis funded certain research and development projects (known as the “Funded Projects”). The Funded Projects included certain adult and pediatric vaccines, Insulin-Like Growth Factor-1, Factor VIII gene therapy (“Factor VIII”) and Herpes Simplex Virus-thymidine kinase (“HSV-tk”). In exchange for providing the funding, Novartis has certain rights, as described below, in certain adult and pediatric vaccines, Insulin-Like Growth Factor-1, Factor VIII and HSV-tk known as the “Products”.

In consideration of the funding provided by Novartis under the R&D Funding Agreement, Novartis Corporation receives royalties on worldwide sales from the Products, if any, which Chiron successfully develops. Novartis also has co-promotional rights, in countries other than in North America and Europe, for certain adult vaccines. Under the R&D Funding Agreement, Chiron is obligated to pay royalties on the designated Products for a minimum of ten years from the later of October 1, 2001 or the date of the first commercial sale of individual Products covered by the amended R&D Funding Agreement. For the years ended December 31, 2004, 2003 and 2002, Chiron recorded royalties to Novartis of $0.6 million, $2.4 million and $2.3 million, respectively.

The Cooperation and Collaboration Agreement.   Chiron also agreed to work with Novartis to collaborate in research and development, marketing and manufacturing, and to give each party access to the other party’s technology and reciprocal “most-favored nation” rights for certain licenses pursuant to a cooperation and collaboration agreement (the “Cooperation and Collaboration Agreement”). The agreement provides a means by which Chiron or Novartis may specifically propose to collaborate with the other party in an area of research and development, yet retain a 90-day right of first negotiation with respect to that area. Neither Chiron nor Novartis has the right to enter into any material research and development collaboration related to Chiron’s strategic mission with any third party if it is anticipated that the third party’s only contribution to the collaboration will be funding, unless Chiron or Novartis has first offered to the other party an opportunity to collaborate on the same terms as offered by that third party. The restrictions do not apply to collaborations that are not funded commercially, such as grants, or financing arrangements with third parties where the third party receives a return on the financed amount.

Also, under the Cooperation and Collaboration Agreement, Novartis and Chiron have: (i) a reciprocal right of first refusal to market certain products developed by the other party or which the other party has the right to market, and (ii) a reciprocal right of first negotiation to manufacture certain products developed by the other party or which the other party has the right to manufacture.

Market Price Option Agreement.   Under a Market Price Option Agreement with Novartis (the “Market Price Option Agreement”), Chiron granted to an affiliate of Novartis an option to purchase newly issued shares of equity securities directly from Chiron at fair market value. Under the terms of this agreement, Novartis has the right to purchase from Chiron shares of newly issued common stock, but not to exceed at any time an amount, which when added to other shares held directly or indirectly by Novartis, would increase Novartis’ aggregate ownership above 55% of Chiron’s then outstanding common stock. Novartis may exercise this option at any time. Novartis also may exercise the option repeatedly, with a minimum purchase equal to $1.0 million each time. Novartis may not exercise the option if it owns shares representing less than 30% of the aggregate number of votes entitled to be voted at an election of directors of Chiron. In addition, one of the following “exercise conditions” must be satisfied: (i) Novartis is restricted by law from purchasing equity securities from any person other than Chiron (including any restriction resulting from Novartis’ possession of non-public material information concerning Chiron); (ii) there is insufficient liquidity in the open market to permit Novartis to purchase the number of shares it desires, either within the time period it desires or without unduly affecting the price of the shares; or (iii) Novartis’ ownership interest in Chiron at that time is below 50% and it wishes (and is permitted under then applicable standstill provisions of the Governance Agreement) to increase its ownership interest to above 50% (although if this is the only exercise condition that is satisfied, Novartis is not permitted to purchase shares that would increase its ownership interest above 51%).

Subscription Agreement.   Under a Subscription Agreement with Novartis (the “Subscription Agreement”), Chiron has the right to require Novartis to purchase common stock directly from Chiron at fair market value, up to a maximum subscription amount. Currently, the maximum subscription amount is $500.0 million. The subscription amount will be reduced in certain circumstances, as described in the Subscription Agreement, and is also subject to reduction by the amount of any increase if the amount Novartis is required to guarantee under the Investment Agreement is increased above $402.5 million. In November 1996, Chiron and Novartis agreed that Chiron could increase the maximum borrowing amount under the guaranteed credit facilities by up to $300.0 million, as discussed under “—Bank Debt Guarantee” above. As a result, if the bank debt guarantee is increased by $300.0 million, the maximum subscription amount would be decreased to $200.0 million. Novartis’ obligation to purchase the shares is subject to the satisfaction of certain closing conditions described in the Subscription Agreement. The Subscription Agreement expires in January 2006. Novartis has not purchased any securities from Chiron pursuant to the Market Price Option Agreement or the Subscription Agreement (including the 2.75% Convertible Debentures issued in June 2004, the 1.625% Convertible Debentures issued in July 2003 and the Liquid Yield Option Notes issued in June 2001).

The April 2003 Agreement.

In April 2003, Chiron acquired exclusive worldwide development and commercial rights from Novartis for PULMINQ ™ inhalation solution, a therapy under evaluation for treatment of rejection and reduction of mortality in lung transplant recipients for $0.5 million, which was expensed as research and development costs in 2003. In 2004, Chiron submitted a new drug application to the FDA for marketing approval of PULMINIQ.

Contract Manufacturing Agreement with Novartis Pharma AG for Diamorphine.

As of March 1, 2005, Chiron entered into a contract manufacturing and supply agreement with Novartis Pharma AG for the production and manufacture of Diamorphine by Novartis for sale by Chiron in the United Kingdom. The agreement will remain in effect until December 31, 2005, unless it is earlier terminated, and the parties may mutually agree in writing to extend the agreement until June 30, 2006. Under the terms of the agreement, Chiron agrees to order, and Novartis Pharma agrees to process and supply, a minimum quantity of Diamorphine by December 31, 2005, for which Chiron is expected to pay a 2.24 million Swiss Francs. Novartis Pharma will purchase all components at its own cost and may, at Chiron’s request, use reasonable efforts to increase capacity.

Stockholder Derivative Litigation

Between October 2004 and November 2004, six shareholder derivative complaints were filed in the Superior Court of the State of California for the County of Alameda, naming Chiron as a nominal party and naming certain current and former Chiron officers and directors and Novartis A.G. as defendants in connection with the suspension of Chiron’s license to manufacture FLUVIRIN vaccine. One complaint also named Chiron as a defendant and sought relief from Chiron, including an equitable accounting. In December 2004, the six derivative actions were consolidated for discovery and trial under the caption In re Chiron Corporation Derivative Litigation (the “Derivative Action”). The Derivative Action alleges that defendants are liable for breach of their fiduciary duties, abuse of control, gross mismanagement, waste of corporate assets and violation of California Business and Professions Code § 17200 and that certain defendants are liable for violation of California Corporations Code § 25402. The Derivative Action also alleges that Novartis A.G. is liable for breach of the implied covenant of good faith and fair dealing. The Derivative Action seeks unspecified monetary damages and other relief from all defendants. The Derivative Action does not seek any affirmative relief from Chiron.

In October 2004, David Jaroslawicz filed a shareholder derivative complaint against Chiron, certain current and former officers and directors, and Novartis A.G. in the United States District Court for the Northern District of California in connection with the suspension of our license to manufacture FLUVIRIN vaccine. Jaroslawicz alleged, among other things, breach of fiduciary duties, and sought unspecified monetary damages and other relief. In February 2005, the Court granted Jaroslawicz’s motion to dismiss the complaint.

Loans to Executive Officers

In June 1998, Chiron provided a loan of $1.0 million to Mr. Lance, former Chairman of the Board, President and Chief Executive Officer, to acquire a residence in San Francisco. The loan, which was non-interest bearing, was secured by a primary deed of trust on the property. Principal was payable in annual installments of $47,293 for a ten-year period, with the remaining balance due in full on June 22, 2008. Initially, the loan was to have borne interest at the applicable federal rate as defined in the Internal Revenue Code and would be forgiven over the period of Mr. Lance’s service to Chiron at the rate of 0.83333% of the principal amount per month. In August 1998, the loan terms were amended, with the principal balance of approximately $527,068 payable at final maturity, and the provision for forgiveness of the loan eliminated. Chiron has agreed to pay to Mr. Lance a special annual bonus of $47,293 over the life of the loan. On September 30, 2004, the outstanding balance of $763,534 was paid in full. During 2004, the largest aggregate amount outstanding on the loan was $763,534.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Chiron’s executive officers, directors, and persons who own more than 10% of Chiron’s common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Chiron. The officers, directors and 10% stockholders are required by SEC regulations to furnish Chiron with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who failed to file on a timely basis reports that were due during the most recent fiscal year or, in certain cases, prior years. Based on our review of reports we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that, during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements were satisfied on a timely basis, except that Mr. Howard H. Pien, Chief Executive Officer and former President; Chairman of the Board, inadvertently failed to file within two business days a Form 4 in April, 2004, reporting the disposition of securities by reason of the Company’s cancellation of certain restricted share rights in order to cover the tax liability associated with the vesting of certain other restricted share rights. Mr. Pien subsequently filed the Form 4.

Stockholder Proposals—2006 Annual Meeting

Stockholders are entitled to present proposals for action at an upcoming annual meeting if they comply with the requirements of the proxy rules and Chiron’s Bylaws. Chiron carefully considers all proposals and suggestions from its stockholders. If you would like us to consider including a proposal in our proxy statement next year, you must send it to our principal executive offices located at 4560 Horton Street, Emeryville, California 94608 by December 7, 2005 by registered, certified or express mail.

If you had a stockholder proposal that you wanted to be considered at this year’s annual meeting of stockholders, we must have received it at our principal executive offices by May 5, 2005. Any proposal received after that date was considered untimely in accordance with Chiron’s Bylaws. Proxy holders will vote in their discretion with respect to any matter that comes before this year’s annual meeting that Chiron did not have notice of by February 19, 2005 unless instructed otherwise.

No Incorporation By Reference

In Chiron’s filings with the SEC, information is sometimes “incorporated by reference”. This means that we are referring you to information filed with the SEC, so the information should be considered as part of the filing you are reading. Based on SEC regulations, the performance graph of this proxy statement, the “Audit Committee Report” and the “Compensation Committee Report” specifically are not incorporated by reference into any other filings with the SEC, nor are they considered “Soliciting Material”.

Other Business

Chiron’s Board of Directors is not currently aware of any other matters that may be presented by others for action at this year’s annual meeting. Chiron’s Board does not intend to present any items of business other than those stated in the Notice of Annual Meeting of Stockholders. If other matters are properly brought before the meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with their best judgment in the best interest of Chiron. Discretionary authority to vote on other matters is included in the proxy.

Annual Report and Financial Statements

You will find Chiron’s audited consolidated financial statements and a listing of its subsidiaries and other required financial information in Chiron’s Annual Report on Form 10-K for the year ended December 31, 2004, and Chiron’s summary financial information covering that same year in Chiron’s 2004 Annual Report to Stockholders. Both reports accompany this proxy statement and are available on Chiron’s website at www.chiron.com/investors/shareholder.

BY ORDER OF THE BOARD OF DIRECTORS

Ursula B. Bartels
Vice President,
General Counsel and Secretary
April 7, 2005

[LOGO] CHIRON CORPORATION ATTN: INVESTOR RELATIONS M/S R175 4560 HORTON STREET EMERYVILLE, CA 94608

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Chiron Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL -

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Chiron Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CHIRON KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHIRON CORPORATION
The Board of Directors recommends a vote FOR all nominees listed in Item 1 and FOR Item 2. Vote On Directors

			For All	Withhold All	For All Except	To withhold authority to vote for one or more of the nomineess but not all, mark “For All Except” and write the nominee’s number on the line below.

1.	Election of Directors:
Class of 2008:
	01) Lewis W. Coleman	03) Paul L. Herrling	☐	☐	☐
	02)J. Richard Fredericks	04) Howard H. Pien

	Vote On Proposals		For	Against	Abstain
	2.	Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for Chiron for the fiscal year ending December 31, 2005.	☐	☐	☐

	3.	In their discretion, the holders of this proxy are authorized to vote upon such other business that may properly come before the meeting or any adjournments or postponements thereof.

WHEN THIS PROXY IS PROPERLY EXECUTED, IT WILL BE VOTED AS DIRECTED. IF YOU DO NOT GIVE DIRECTION, IT WILL BE VOTED FOR ALL OF THE NOMINEES IN ITEM 1 AND FOR ITEM 2.

For	For comments and/or change of address, please check this box and write them on the back where indicated.		☐

			Yes	No

	Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as name appears hereon.  Joint owners should each sign.  If a corporation or partnership, sign in full corporate or partnership name by authorized officer or person.

When signing as an attorney, executor, administrator, trustee or guardian, give full title as such.

	HOUSEHOLDING ELECTION: Please indicate if you consent to receive certain future investor communications in a single package per household.		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

CHIRON CORPORATION

ADMISSION TICKET

2005 ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 25, 2005 at 3:00 p.m.

G Auditorium, 1450 53rd Street, Emeryville, CA 94608

You should present this admission ticket in order to gain admittance to the meeting.  This ticket admits only the stockholder(s) listed on the reverse side and is not transferable.  If the shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares. Each stockholder may be asked to present valid picture identification, such as a driver’s license.  Cameras, recording devices and other electronic devices will not be permitted at the meeting.

If you submit your proxy by telephone or Internet, you do not return your proxy card.

Thank you for your proxy submission.

Chiron Corporation
4650 Horton Street, Emeryville, CA 94608	proxy

This proxy is solicited on behalf of the Board of Directors of Chiron Corporation for the Annual Meeting, May 25, 2005.

By signing this proxy, you appoint Howard H. Pien and David V. Smith, and each of them, with full power of substitution, to vote all shares of Common Stock of Chiron Corporation which you are entitled to vote at the Annual Meeting and any adjournments or postponements thereof.

This proxy will be voted as you specify on the reverse. If you do not specify a choice, this proxy will be voted “FOR” all nominees listed in Item 1 and “FOR” Item 2.

Comments and/or Change of Address:

(If you noted any Comments and/or Change of Address above, please mark corresponding box on the reverse side.)

See reverse for voting instructions.